EXHIBIT 2.2

STOCK PURCHASE AGREEMENT
by and between
WRM America Indemnity Holding Company, LLC
(Seller)
and
Western World Insurance Company
(Purchaser)

DATED as of November 24, 2015

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 24th day of November, 2015, by and between WRM America Indemnity Holding Company, LLC, a Delaware limited liability company (“Seller”), and Western World Insurance Company, a New Hampshire corporation (“Purchaser”) and, solely for purposes of Section 12.17 and Section 12.18 hereof, Teiva Securityholders Representative, LLC, a Delaware limited liability company (“Representative”) and, solely for purposes of Section 12.18 hereof, the Securityholders (as defined herein).
RECITALS
WHEREAS, the Seller owns all of the issued and outstanding shares of capital stock (the “Shares”) of WRM America Indemnity Company, Inc., a New York stock property and casualty insurance company (the “Company”); and
WHEREAS, Seller desires to sell and Purchaser desires to purchase all of the Shares, upon the terms and subject to the conditions set forth herein.
NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:
ARTICLE I
DEFINITIONS
1.1.    Definitions. In addition to terms defined elsewhere in this Agreement, the following capitalized terms, when used in this Agreement, will have the meanings set forth below:
“Acceptable Financial Assets” – Only the following kinds of assets, (i) cash and cash equivalents, (ii) Deposits identified on Schedule 5.22 and (iii) the assets identified on Schedule 5.7; provided, that in the event that any such assets mature or are sold, in each case, following the date hereof, the proceeds therefrom shall be held as cash.
“Actions” – Any lawsuit (whether at law or in equity, whether civil or criminal and whether in contract, tort, eminent domain or otherwise), claim, complaint, action, investigation, mediation, arbitration, hearing, charge, demand, notice of violation or other proceeding before or by any Governmental Entity or before any arbitrator or mediator.
“Affiliate” – With respect to any Person, any other Person controlling, controlled by, or under common control with such Person, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise. For the avoidance of doubt, Catlin is not an Affiliate of the Seller or the Company.
“Affiliate Relationship” – As defined in Section 5.23 of this Agreement.

“After-Tax Basis” — After taking into account all increases and reductions in federal, state, local and foreign Taxes (including estimated Taxes) realized by the Indemnified Party as a result of the event giving rise to an indemnified Loss. All calculations shall be made at the time of the relevant indemnification payment using reasonable assumptions (as agreed to by the Indemnifying Party and the Indemnified Party) and present value concepts (using a discount rate equal to the applicable federal rate in effect at the time of the facts giving rise to the right of indemnification (based on the Federal mid-term rate) using semi-annual compounding.
“Agreement” — As identified in the recitals to this Agreement.
“Available Reserve” – As defined in Section 12.17 of this Agreement.
“B&B Claim” – As defined in Section 12.17 of this Agreement.
“Books and Records” – All of the Company’s books and records (including all data and other information stored on discs, tapes or other media) relating to the assets, Properties, business and operations of the Company (but excluding in all cases any records concerning Policies and any other data and information related thereto), including without limitation the Articles of Incorporation, By-Laws, minute books and stock records of the Company, and all items relating to the Company’s legal existence, stock ownership, and corporate management, copies of the Tax Returns of the Company, and all possessed financial records, licenses, correspondence, and records or documents of every kind and nature used in the Company’s business.
“Burdensome Condition” – In connection with the receipt of any Governmental Consents under this Agreement, a requirement to: (i) sell or hold separate or agree to sell, divest, discontinue or limit, before or after the Closing Date, any Properties, assets, businesses, licenses, or interest in any Properties, assets, businesses or licenses of Seller, Purchaser, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, divestiture, discontinuance or limitation by Purchaser, Seller, the Company or any of their respective Affiliates, as the case may be, of any of its Properties, assets, businesses or licenses), which in the case of Seller or the Company, would materially adversely affect the economic benefits reasonably expected to be derived by Purchaser or Seller, respectively, under this Agreement or in connection with the transactions contemplated hereby; (ii) agree to any conditions relating to, or changes, limitations or restrictions in, any such Properties, assets, businesses or licenses, which in the case of Seller or the Company, would materially adversely affect the economic benefits reasonably expected to be derived by Purchaser or Seller, respectively, under this Agreement or in connection with the transactions contemplated hereby; or (iii) make any material revisions to the terms of this Agreement, which would, if implemented or effected, materially adversely affect the economic benefits reasonably expected to be derived by Purchaser or Seller, respectively, under this Agreement or in connection with the transactions contemplated hereby.
“Business Day” – Any day other than (i) Saturday, Sunday or a federal holiday or (ii) or a day on which banking institutions in New York, New York are required or authorized by applicable Law to be closed.
“Cap” – As defined in Section 12.18(a) of this Agreement.

“Catlin” – Catlin Specialty Insurance Company, a Delaware stock insurance company.
“Certificate of Authority” – A license or permit issued or granted by a Governmental Entity of a state that authorizes the holder thereof to issue, underwrite, assume, place, sell or otherwise transact the business of insurance or reinsurance in such jurisdiction
“Closing” – As defined in Section 4.1 of this Agreement.
“Closing Balance Sheet” – The pro forma balance sheet to be provided pursuant to Section 2.4 of this Agreement by Seller to Purchaser for the purpose of determining (i) the amount of Company’s Surplus as Regards Policyholders as of the Closing Date and (ii) the Closing Purchase Price.
“Closing Date” – As defined in Section 4.1 of this Agreement.
“Commercially Reasonable Efforts” – The efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use Commercially Reasonable Efforts under this Agreement will not be thereby required to take actions that would result in a Material Adverse Effect in the benefits to such Person of this Agreement and the transactions contemplated hereby or to dispose of or make any change to its business, expend any material funds or incur any other material burden except as specifically and expressly required by this Agreement.
“Code” – The Internal Revenue Code of 1986, as amended.
“Company” – As defined in the recitals to this Agreement.
“Company Actuarial Analyses” – As defined in Section 5.19 of this Agreement.
“Company Audit” – means the pending examination of the Internal Revenue Service of the WRM American Intermediate Holding Company, Inc’s Tax Return for the period ended December 31, 2013, and the short taxable period ending May 20, 2014.
“Company Audit Completion” – the final agreement of Seller and Purchaser pursuant to Section 10.5(d) of this Agreement on the amount of Company Audit Losses, if any, resulting from the Company Audit Decision.
“Company Audit Decision” – a written judgment, order, ruling, settlement, or other document representing a final determination on all matters covered by the Company Audit, together with the exhaustion of all appeal rights with respect thereto through (i) Seller’s waiver of appeal rights, (ii) the passage of time within which an appeal may be brought by Seller, or (iii) the conclusion of all appellate proceedings.
“Company Audit Losses” –the adverse financial impact to the Company or Purchaser of the Company Audit Decision, including but not limited to (i) the liability of the Company for additional Taxes, (ii) the elimination or reduction of the Company’s loss carryforwards or carrybacks, and (iii) the elimination or reduction of the benefits of Purchaser’s election under Section 338(g) of the Code pertaining to the transactions contemplated by this Agreement.
“Company Contracts” – All material oral (which shall be summarized on Schedule 5.12) and written contracts and agreements to which the Company is a party or by which it is bound that are currently in effect or under which the Company has any outstanding or ongoing rights, liabilities or obligations (other than direct insurance written by the Company in the ordinary course of business), including reinsurance and retrocession agreements (both ceded and assumed), loan agreements, mortgages, leases, indentures, deeds of trust, guarantees, joint venture and partnership agreements, purchase and/or sale agreements, consulting, administrative and service agreements, managing general agent, agent, broker or producer agreements, employment contracts, advertising or marketing agreements, license agreements for the use of software and agreements for the purchase of materials, supplies, equipment, products and services.
“Company Regulatory Reports” – As defined in Section 5.10 of this Agreement.
“Company Tax Losses” – either (A) Company Audit Losses or (B) any and all Losses, Taxes, and expenses indemnifiable pursuant to Section 10.5 of this Agreement.
“Covered Losses” – As defined in Section 12.18(a) of this Agreement.
“Deductible Amount” – As defined in Section 9.4(c) of this Agreement.
“Default” – With respect to any Party, (i) the failure of any of the representations or warranties of such Party in this Agreement and not qualified by materiality to be accurate or true in any material respect, or the failure of any of the representations or warranties of such Party in this Agreement qualified by materiality to be accurate or true in any respect, in each case as of the date of this Agreement (except if another date is specified in the representation or warranty), or (ii) such Party’s material breach of any covenant or obligation under this Agreement which remains uncured twenty (20) days after such Party is notified in writing of such breach by the other Party, excluding Purchaser’s inability to obtain regulatory approval of the transactions contemplated by this Agreement from the New York Superintendent.
“Defense Notice Period” – As defined in Section 9.4(b) of this Agreement.
“Enforceability Exceptions” – As defined in Section 5.2 of this Agreement.
“Environmental Law” – Any applicable Law relating to pollution or protection of the environment, or to Hazardous Substances including: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”); (b) the Emergency Planning and Community Right to Know Act, as amended; (c) the Solid Waste Disposal Act, as amended; (d) the Clean Air Act, as amended; (e) the Clean Water Act, as amended; (f) the Toxic Substances Control Act, as amended; (g) the Occupational Safety and Health Act of 1970, as amended; (h) the Oil Pollution Act of 1990, as amended; and (i) the Hazardous Materials Transportation Act, as amended.

“ERISA” – The Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” – SunTrust Bank, which shall serve as the escrow agent for the Indemnification Escrow.
“Existing Reinsurance Agreements” – As defined in Section 5.20 of this Agreement.
“Filing Party” – As defined in Section 10.1(c) of this Agreement.
“Financial Statements” – As defined in Section 5.6 of this Agreement.
“General Holdback” – The sum equal to $250,000, which is to be withheld from the Purchase Price at the Closing and deposited in the Indemnification Escrow to fund the Seller’s indemnification obligations under Article IX of this Agreement or in respect of any Company Tax Losses that are not satisfied from the Tax Holdback due to the Tax Holdback having been exhausted or no longer available.
“Governmental Consents” – All consents, registrations, approvals, non-disapprovals, permits and authorizations required by Law to be obtained prior to the Closing by Seller, the Company or Purchaser from any Governmental Entity in order to consummate the transactions contemplated by this Agreement, including the consent of the NYSDFS as required under New York Laws.
“Governmental Entity” – Any United States or foreign legislative body, governmental department, commission, board, bureau, administrative or regulatory agency, court or other instrumentality of any country, nation, republic, federation or similar entity or any state, county, parish, provincial or municipal authority or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any instrumentality thereof, including any Insurance Regulator.
“Governmental Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any Governmental Entity, or any binding determination pursuant to arbitration or other similar alternative dispute resolution forum.
“Hazardous Substance” – Any material defined as a toxic or hazardous substance pursuant to 42 U.S.C. § 9601(14) or analogous state or local law; any asbestos, whether friable or non-friable; any radioactive, medical, biological or biohazardous material or waste regulated under any applicable Law; and any petroleum, petroleum hydrocarbons, petroleum products, crude oil or any fractions or derivates thereof.
“Indemnification Escrow” – The escrow established pursuant to Article III of this Agreement to hold, administer, and disburse the General Holdback and the Tax Holdback.
“Indemnification Escrow Agreement” – The agreement executed by the Parties and the Trustee governing the terms and conditions of the Indemnification Escrow.

“Indemnified Party” – As defined in Section 9.4(a) of this Agreement.
“Indemnifying Party” – As defined in Section 9.4(a) of this Agreement.
“Indemnity Claim” – As defined in Section 9.4(a) of this Agreement.
“Independent Accounting Firm” – As defined in Section 2.4(b) of this Agreement.
“Insolvency Event” shall mean, with respect to any Person, (i) such Person generally shall not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Law related to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or (ii) such Person shall take any action to authorize any of the actions set forth in clause (i) herein.
“Insurance Liabilities” – Liabilities, obligations, responsibilities, rights, and duties pertaining to Policies issued, bound, written, reinsured, assumed, or in any manner undertaken by the Company as an insurer, reinsurer, or retrocessionaire.
“Insurance Regulator” – With respect to New York, the New York Department of Financial Services, and with respect to any other state, the Governmental Entity charged with the regulation and supervision of insurance companies in such state.
“Intellectual Property Rights” – Any copyrights, trademarks, trade names, service marks, trade dresses, corporate names, domain names, logos, trade dress and other source indicators, patents, franchises, trade secrets, product designations, formulas, processes, know-how, rights of publicity, designs and any applications therefor, technology, computer software programs or applications, and tangible or intangible proprietary information or materials, and other similar rights.
“Invested Assets” – As defined in Section 5.7 of this Agreement.
“Knowledge” or “knowledge” shall be interpreted as follows (i) a matter will be deemed to be within the “Knowledge of Seller” if such matter is actually known, after reasonable inquiry, by any Person listed on Schedule 1.1(a) under the heading “Seller”, or (ii) a matter will be deemed to be within the “Knowledge of Purchaser” if such matter is actually known, after reasonable inquiry, by any Person listed on Schedule 1.1(a) under the heading “Purchaser”.
“Laws” – Any federal, national, state, provincial, local or non-United States laws, statutes, ordinances, acts, rules, regulations, rulings, treaties, conventions, common law principles, judicial decisions, judgments, orders, injunctions, decrees, arbitration awards and agency requirements of any Governmental Entity of competent jurisdiction, including all statutes and regulations regulating business and products of insurance and all applicable orders and directives of insurance regulatory authorities and orders resulting from market conduct examinations of insurance regulatory authorities.
“License Impediment” – Any revocation, suspension or material limitation or restriction of a Certificate of Authority.
“Lien” – Any claim, charge, conditional sale agreement, default of title, easement, right of first refusal, option, encroachment, hypothecation, infringement, lien, security interest, encumbrance, mortgage, pledge, security agreement, voting agreement, voting trust, proxy agreement, consignment or bailment for security purposes or other title exception affecting an asset or Property other than (a) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business and liens for Taxes that are not due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established and are reflected on the Company’s statutory quarterly report for the quarter ended March 31, 2015, in accordance with SAP; (b) other imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of the Company’s assets in the conduct of the Company’s business and (c) (i) zoning, building and other similar restrictions, (ii) liens that have been placed by any developer, landlord or other third party on property over which the Company has easement rights and (iii) easements, covenants, rights-of-way and other similar restrictions, none of which items set forth in this clause (c), individually or in the aggregate, materially impair the use or occupancy of such property in the normal operation of the business.
“Losses” – Any and all liabilities, obligations, claims, demands, actions, suits, proceedings, payments, awards, judgments, damages, losses, costs, expenses, settlement payments, penalties, fines and interest, and all reasonable attorneys’ fees and out of pocket costs and expenses (including reproduction, mail and delivery costs and travel expenses), but excluding any consequential, special, incidental, indirect or punitive damages, lost profits or similar items (except to the extent any such damages, lost profits or similar items are Third Party Claims).
“Material Adverse Effect” – Any change, effect, occurrence, state of facts or event that individually or together with any other change, effect, occurrence, state of facts or event, (i) is materially adverse to the Properties, assets, licenses, liabilities, financial condition, business or results of operations of the Seller, Company or Purchaser, as applicable or (ii) is reasonably likely to prevent or materially delay or materially impair the ability of Seller, the Company or Purchaser, as applicable, to consummate the transactions contemplated by this Agreement or the ancillary documents contemplated hereby, other than any change, effect, occurrence, state of facts or event that arises out of or is attributable to (a) a general deterioration in the U.S. or global economy, (b) financial, capital or securities market fluctuations or conditions (including changes in interest or exchange rates), (c) a general deterioration in the overall economic conditions prevalent in the insurance industry, (d) any changes or prospective changes in applicable Law or SAP, (e) any change that is generally applicable to the industries or markets in which the Company operates, including any change, effect, occurrence, state of facts or event generally affecting participants in the federal flood insurance or excess flood insurance business, (f) any national or international political or social conditions, including any hostilities, acts of war, sabotage, terrorism or military actions or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions, (g) actions (A) required or expressly permitted to be taken by this Agreement or (B) taken by Seller or the Company with Purchaser’s consent, (h) earthquakes, hurricanes, floods or other natural disasters or (i) the negotiation, execution or the announcement of, the consummation of the transactions contemplated by, or the performance of obligations under, this Agreement or the Reinsurance Agreements; provided, further, that the exclusions in clauses (a), (b), (c), (d) or (e) above shall be inapplicable to the extent that they impact the Company in a materially disproportionate manner relative to other similar entities impacted by such change
“Merger Agreement” – As defined in Section 12.17 of this Agreement.
“Name Change” – As defined in Section 7.12 of this Agreement.
“New York Superintendent” – The Superintendent of the NYSDFS.
“NYSDFS” – The New York Department of Financial Services.
“Other Benefit Plans” – As defined in Section 5.15(c) of this Agreement.
“Party” – Any of Seller, the Company or Purchaser.
“Pension Benefit Plan” – As defined in Section 5.15(b) of this Agreement.
“Permits” – As defined in Section 5.1(d) of this Agreement.
“Person” – Any individual, corporation (including non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or Governmental Entity.
“Policies” – The policies, certificates, binders, bonds, obligations and contracts of insurance (i) written, issued, renewed, bound, reinstated or entered into by the Company or (ii) directly or indirectly, reinsured or assumed by the Company.
“Post-Closing Tax Period” – Any taxable period or portion thereof that begins after the Closing Date.
“Pre-Closing Tax Period” – Any taxable period or portion thereof that ends on or prior to the Closing Date.
“Pro Rata Share” – As defined in Section 12.18(a) of this Agreement.
“Properties” – Any real, personal or mixed property, tangible or intangible.
“Purchase Price” – As defined in Section 2.2 of this Agreement.

“Purchase Price Limited Losses” - Company Tax Losses and Losses related to or arising directly or indirectly out of any breach of or any inaccuracy in any Seller Fundamental Representation or Purchaser Fundamental Representation.
“Purchaser” – As defined in the recitals to this Agreement.
“Purchaser Indemnitees” – As defined in Section 9.2 of this Agreement.
“Purchaser’s Closing Certificate” – As defined in Section 4.2(b)(i) of this Agreement.
“Regulatory Deposit” – As defined in Section 5.22 of this Agreement.
“Reinsurance Agreements” – As defined in Section 5.8(c) of this Agreement.
“Released Claims” – As defined in Section 9.11 of this Agreement.
“Remaining Deficiencies” – As defined in Section 2.4(b) of this Agreement.
“Representative” – As defined in the recitals to this Agreement.
“Reserved Funds” – As defined in Section 12.17 of this Agreement.
“SAP” – Statutory accounting principles and practices, as prescribed or permitted by the NYSDFS for property and casualty insurance companies, applied on a basis consistent with that of prior years (other than where a lack of consistency is the result of changes in the statutory accounting principles and practices so prescribed or permitted) with any differences from the National Association of Insurance Commissioners Statements of Statutory Accounting Principles, including accounting practices or procedures permitted or prescribed by the NYSDFS for the specific benefit of or use by the Company, identified in any financial statement or other document prepared in accordance with such statutory accounting principles and practices.
“Securityholders” – As defined in the Merger Agreement.
“Seller” – As defined in the recitals to this Agreement.
“Seller’s Closing Certificate” – As defined in Section 4.2(ii) of this Agreement.
“Seller Indemnitees” – As defined in Section 9.3 of this Agreement.
“Shares” – As defined in the recitals to this Agreement.
“Straddle Taxes” – As defined in Section 10.5(b) of this Agreement.
“Surplus as Regards Policyholders – The amount that would be reflected on Line 39 of the schedule entitled “Statement of Income” of the 2014 Annual Statement filed by the Company with the NYSDFS, if said amount was to be calculated as of the Closing Date, after giving effect to (i) full reserve credit on the Company’s statutory liabilities for the transactions contemplated by the Reinsurance Agreements, and (ii) the termination of the Affiliate Relationships in conformity with SAP.
“Tax Authority” – Any Governmental Entity having jurisdiction over the assessment, determination, collection or other imposition of Taxes.
“Tax Claim” – As defined in Section 10.3 of this Agreement.
“Tax Holdback” – The sum equal to $1,200,000, which is to be withheld at the Closing and deposited in the Indemnification Escrow to fund the Seller’s obligations with respect to the Company Tax Losses.
“Tax Indemnifying Party” – As defined in Section 10.1(c) of this Agreement.
“Tax Matters” – As defined in Section 12.17 of this Agreement.
“Tax Returns” – Any return, report, form or similar statement filed or required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax and any statutory accounts which must be filed with a Tax Authority.
“Taxes” – (i) Any and all federal, state, county, provincial, municipal, local, foreign and other taxes, including all net income, gross income, gross receipts, premium, estimated, sales, escheat, use, ad valorem, property, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, VAT, GST, consumption, stamp and occupation taxes and customs duties, together with any interest, additions to tax or interest, and penalties with respect thereto imposed by any Tax Authority, and (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of successor or transferee liability.
“Third Party Claim” – Any Action against an Indemnified Party by a Person other than Purchaser or Seller or their respective Affiliates and successors for which indemnification may be sought under Article IX of this Agreement.
“Transfer Taxes” – As defined in Section 10.8 of this Agreement.
“Welfare Benefit Plan” – As defined in Section 5.15(a) of this Agreement.
1.2.    Construction.
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)    The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and all references herein to subsections, paragraphs, articles, sections, clauses, exhibits, schedules and annexes shall be references to subsections, paragraphs, articles, sections, clauses, exhibits, schedules and annexes of this Agreement, unless the context shall otherwise require.
(c)    The words “including”, “include” and other words of similar import shall be interpreted to mean by way of example and not limitation, and shall be deemed to be followed by the phrase “without limitation”.
(d)    The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
(e)    Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.
(f)    The word “will” shall be construed to have the same meaning and effect as the word “shall”.
(g)    Any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
(h)    All amounts in this Agreement are stated and shall be paid in United States dollars.
(i)    Unless otherwise provided, the words “third party” in any provision shall mean any Person that is not an Affiliate or successor of the Party or Parties being referred to.
(j)    The language of this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party. This Agreement is the joint drafting product of the Parties and each provision has been subject to negotiation and agreement and shall not be construed for or against any Party as drafter thereof.
ARTICLE II
PURCHASE OF SHARES; PURCHASE PRICE AND PAYMENT
2.1.    Agreement to Purchase and Sell. On the Closing Date and upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer, convey and deliver all of the Shares to Purchaser, free and clear of all Liens, and Purchaser shall purchase and accept from Seller, all of Shares for the consideration specified herein.
2.2.    Purchase Price. The aggregate amount to be paid by Purchaser to Seller in consideration for the purchase and sale of the Shares shall be equal to: (a) the sum of the following (i) the amount of the Surplus as Regards Policyholders of the Company as of the Closing Date, as shown on the Closing Balance Sheet, and (ii) $3,750,000 in consideration of the Certificates of Authority (collectively, the “Purchase Price”). The Purchase Price minus the General Holdback and the Tax Holdback shall be paid by Purchaser on the Closing Date in the manner set forth in Section 2.3 below.
2.3.    Closing Payments. On the Closing Date, Purchaser shall pay, by wire transfer in immediately available funds and to an account designated by the recipient of the wire transfer, the following amounts: (a) to Seller, the Purchase Price, minus the General Holdback and the Tax Holdback, and (b) to the Escrow Agent, the sum of the General Holdback and the Tax Holdback.
2.4.    Determination of the Purchase Price.
(a)    Not earlier than fifteen (15) nor later than five (5) Business Days prior to the Closing Date, Seller shall deliver to Purchaser a preliminary Closing Balance Sheet, showing Seller’s good faith determination of the Closing Purchase Price consistent with the terms and conditions of this Agreement. The preliminary Closing Balance Sheet shall be accompanied by documents substantiating in reasonably sufficient detail Seller’s calculation of the Closing Purchase Price.
(b)    If Purchaser in good faith believes that the preliminary Closing Balance Sheet is not correctly prepared, Purchaser shall, within three (3) Business days after receipt of the preliminary Closing Balance Sheet, provide Seller with a statement of the deficiencies and the Parties will negotiate in good faith and use Commercially Reasonable Efforts to resolve any deficiencies in a timely manner. In the event the parties are unable to resolve such deficiencies (the “Remaining Deficiencies”), then a nationally recognized independent accounting firm reasonably acceptable to Purchaser and Seller (the “Independent Accounting Firm”) shall resolve the Remaining Deficiencies within thirty (30) days after its engagement by (x) conducting its own review of the preliminary Closing Balance Sheet and thereafter selecting either the Purchaser’s calculations of the Remaining Deficiencies or the Seller’s calculations of the Remaining Deficiencies or an amount in between the two and (y) delivering to the Purchaser and the Seller a revised final Closing Balance Sheet reflecting the Independent Accounting Firm’s final determination of the Remaining Deficiencies pursuant to clause (x), which final Closing Balance Sheet (as adjusted to reflect the resolution of the Remaining Deficiencies) shall be final and binding upon the parties hereto. The Independent Accounting Firm will consider only those Remaining Deficiencies that Purchaser and the Seller are unable to resolve. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees and expenses of the Independent Accounting Firm shall be paid jointly, one-half by the Purchaser and one-half by the Seller. The parties will submit such materials and respond to such questions as requested by the Independent Accounting Firm, and the Independent Accounting Firm will undertake in good faith to issue a report (which will summarize the reasons for the determination) within thirty (30) days after its engagement. The Independent Accounting Firm’s report will be based (to the extent the Independent Accounting Firm considers it appropriate) on such information and on the accounting and other records of the Company. The Independent Accounting Firm’s award will consist solely of an award with respect to the Remaining Deficiencies and will not include any other finding or award.
(c)    The Closing Balance Sheet as determined either through (i) the agreement of the Parties, (ii) the failure of Purchaser to deliver a statement of deficiencies within the time provided for such delivery or (iii) the final determination of the Independent Accounting Firm is referred to in this Agreement as the “Closing Balance Sheet”.
ARTICLE III
INDEMNIFICATION ESCROW
On or before the Closing Date, the Parties and the Escrow Agent shall enter into the Indemnification Escrow Agreement, in form and substance acceptable to each of the parties thereto, governing the terms and conditions of an escrow to be established by the Parties to fund the payment of, or to reimburse Purchaser for the payment of, any Losses that are covered by Seller’s indemnification obligations under Article IX and Article X of this Agreement (the “Indemnification Escrow”). The Indemnification Escrow shall commence with the deposit of the General Holdback and the Tax Holdback that are withheld from the payment of the Purchase Price at the Closing. The Tax Holdback within the Indemnification Escrow shall expire upon the Company Audit Completion and the General Holdback within the Indemnification Escrow shall expire upon the twelve (12) month anniversary date of the Closing Date, in each case whereupon all remaining, undisputed funds held in escrow with respect to the applicable holdback will be released to Seller. Purchaser and Seller agree that for Tax purposes Purchaser will include in gross income all interest income on the Indemnification Escrow from the date funds are deposited in escrow until paid to Sellers.  Purchaser shall be entitled to withdraw the Tax payments equal to 40% of the taxable income from the Indemnification Escrow. Any funds paid from the Indemnification Escrow to Seller upon expiration of the Indemnification Escrow will include interest income accrued to the fund, less the Taxes thereon paid by Purchaser. Purchaser and Seller agree that for Tax purposes the funds in the Indemnification Escrow will remain property of Purchaser and will not be treated as Seller’s property until paid by the Escrow Agent to Seller.
ARTICLE IV
CLOSING
4.1.    Closing. The closing of the purchase and sale of the Shares provided for in this Agreement (“Closing”) shall take place at the offices of Willkie Farr & Gallagher, LLP, 787 Seventh Avenue, New York, NY 10019, or at such other location as Purchaser and Seller may agree on a date (the “Closing Date”) within five (5) Business Days following the date on which all Governmental Consents are obtained and received in writing as set forth in this Agreement, provided all the conditions set forth in Article VIII of this Agreement have been fulfilled or waived (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing).
4.2.    Closing Deliveries. (a) At the Closing, Seller will deliver to Purchaser the following:
(i)    Certificate(s) representing all of the Shares, duly endorsed in blank (or accompanied by stock powers duly executed in blank), with all requisite stock transfer stamps affixed thereto, in such form as to vest fully in Purchaser all right, title and interest in and to the Shares, free and clear of all Liens;

(ii)    A certificate, dated as of the Closing Date, executed by Seller (“Seller’s Closing Certificate”), wherein Seller certifies to the fulfillment of the conditions set forth in Section 8.1 below;
(iii)    The Closing Balance Sheet;
(iv)    The Indemnification Escrow Agreement, duly executed by Seller;
(v)    A certificate of the secretary or assistant secretary of Seller certifying (A) to the requisite corporate or other action, if any, of Seller authorizing the transactions contemplated by this Agreement, and (B) the incumbency and signatures of the officers of Seller executing this Agreement and all certificates required hereby, the Reinsurance Agreements, and the Indemnification Escrow Agreement;
(vi)    Executed resignations of the existing directors and officers of the Company;
(vii)    A copy of the Articles of Incorporation of the Company as in effect on the date thereof, certified by the New York Superintendent as of a date no earlier than ten (10) Business Days prior to the Closing Date;
(viii)    The Book and Records; and
(ix)    Such other customary agreements, instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Purchaser, as may be required to give effect to this Agreement and the transactions contemplated hereby or as otherwise may be reasonably requested by Purchaser.
(b)    At the Closing, Purchaser will deliver to Seller:
(i)    A certificate, dated as of the Closing Date, executed by Purchaser (“Purchaser’s Closing Certificate”), wherein Purchaser certifies to the fulfillment of the conditions set forth in Section 8.2 below;
(ii)    Written confirmation of the closing wire transfer payments required by Section 2.3 of this Agreement.
(iii)    The Indemnification Escrow Agreement, duly executed by Purchaser;
(iv)    A certificate of the secretary or assistant secretary of Purchaser certifying as to the requisite corporate or other action, if any, authorizing the transactions contemplated by this Agreement and the incumbency and signatures of the officers of Purchaser executing this Agreement and all certificates required hereby and the Indemnification Escrow Agreement.

(v)    Such other customary agreements, instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement and the transactions contemplated hereby or as otherwise may be reasonably requested by Seller.
(c)    All of the deliveries and other transactions required to take place at the Closing and all documents relating thereto shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the Party entitled to the benefit thereof has waived, in writing, satisfaction or performance thereof as a condition precedent thereto).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Purchaser as follows, subject to such exceptions as are specifically disclosed in writing in the disclosure schedule attached hereto as Exhibit A (the “Disclosure Schedule”):
5.1.    Organization, Good Standing and Qualifications.
(a)    Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware. The Company is a corporation duly organized, validly existing, and in good standing under the laws of New York. Each of Seller and the Company has all requisite corporate power and authority to conduct its business as currently conducted and to own, operate and lease its Properties and assets. Seller has provided to Purchaser complete and correct copies of the Company’s articles of incorporation and by-laws, each as amended to date.
(b)    The Company is licensed and holds a Certificate of Authority to transact property and casualty insurance in each of the states listed on Schedule 5.1(b) for the lines of insurance specified in the Certificates of Authority. Except as set forth on Schedule 5.1(b), each Certificate of Authority is valid, in full force and effect and in good standing and free of any License Impediment. Except as set forth in Schedule 5.1(b), (i) the Company has complied and is in compliance with the material terms and conditions of all Certificates of Authority and no material violation of any Certificates of Authority, or the Laws governing the issuance or continued validity thereof, has occurred; (ii) neither Seller nor the Company has received any claim or written notice indicating that the Company is not in compliance with the terms of any Certificate of Authority or with any requirements, standards, and procedures of the Insurance Regulator that issued the Certificate of Authority; (iii) the Company has not breached any material provision of, and is not in default of the material terms of, and has not engaged in any activity which would cause revocation or suspension of, any Certificate of Authority; (iv) neither Seller nor the Company has received any written notice of, any event, inquiry, investigation or proceeding that would reasonably be expected to result in the suspension, revocation or limitation of any Certificate of Authority, and (v) the Company has not transacted any insurance business in any state requiring a Certificate of Authority therefor in which it did not possess a Certificate of Authority.

(c)    The Company is duly qualified to conduct business and is in good standing as a foreign corporation in each of the states listed in Schedule 5.1(c), and neither the nature of the business conducted by it nor the Property it owns, leases or operates requires the Company to qualify to conduct business as a foreign corporation in any other state, except in such jurisdictions where the failure to be so qualified and in good standing would not have a Material Adverse Effect.
(d)    Schedule 5.1(d) contains a list of all permits, licenses and approvals (other than the Certificates of Authority set forth on Schedule 5.1(b) and qualifications as a foreign corporation set forth in Schedule 5.1(c)) from Governmental Entities (collectively, “Permits”) held, utilized or applied for by the Company. The Permits are valid, in full force and effect and in good standing and free of any License Impediment. Neither Seller nor the Company has received any written claim or notice indicating that the Company is not in material compliance with the terms of any Permit. The Company has not breached and is not in default of the material terms of any such Permits. Neither Seller nor the Company has received any written notice of any event, inquiry, investigation or proceeding that would reasonably be expected to result in the suspension, revocation or limitation of any such Permit.
5.2.    Authorization. Seller has all requisite power to execute and deliver this Agreement and to perform its obligations hereunder. All necessary and appropriate action has been taken by Seller with respect to the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly and validly executed and delivered by Seller and when duly executed and delivered by Purchaser will constitute a valid and binding obligation of Seller enforceable against it in accordance with its terms, except (i) as the same may be limited by applicable bankruptcy, insolvency, rehabilitation, reorganization, receivership, conservatorship, moratorium or other similar Laws of general application relating to or affecting creditors’ rights, including, the effect of statutory or other Laws regarding fraudulent conveyances and preferential transfers, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, (iii) to the extent the indemnification provisions contained herein may be limited by applicable Laws and (iv) for the limitations imposed by general principles of equity (the foregoing exceptions set forth in clauses (i) and (iv) are hereinafter referred to as the “Enforceability Exceptions.”)
5.3.    No Conflicts. Neither the execution and delivery by Seller of this Agreement, nor the consummation by Seller of the transactions contemplated hereby will (i) conflict with or result in a material breach of any provision of the articles of incorporation or by-laws (or similar organizational documents) of the Seller or the Company, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or cause a default under the terms, conditions or provisions of any Contract, indenture, instrument, order, judgment or decree binding on Seller or the Company, which would, either individually or in the aggregate, cause a Material Adverse Effect or (iii) violate any judgment, order, decree, stipulation, injunction or charge of any Governmental Entity by which Seller or the Company is bound which would, either individually or in the aggregate, cause a Material Adverse Effect.

5.4.    Capitalization. The authorized capital stock of the Company consists solely of ten (10) shares of common stock, par value $421,000.00 per share, of which ten (10) shares are validly issued and outstanding. All of the Shares have been validly issued and are fully paid and non-assessable. Seller is the lawful owner, beneficially and of record, of all of the Shares and has good and valid title to the Shares, free and clear of all Liens and Seller has the full and unrestricted power to sell, assign, transfer and deliver the Shares to Purchaser in accordance with the terms of this Agreement. The Shares are not the subject of any voting trust and other agreement restricting or otherwise relating to the voting, dividend rights or dispositions of the Shares. To the Company’s Knowledge, (i) there are no outstanding agreements or rights of any type relating to the issuance, sale or transfer by the Company of any capital stock or other ownership interests in the Company, including the Shares, (ii) there are no outstanding securities which are convertible into or exchangeable for any shares of capital stock of the Company; and (iii) the Company has no obligation of any kind to issue any additional securities. None of the shares of Company capital stock outstanding was issued in violation of the preemptive right of any person or any Contract or Law by which the Company at the time of issuance was bound. Upon consummation of the transactions contemplated by this Agreement, Purchaser will acquire record and beneficial ownership of the Shares, free and clear of any Liens.
5.5.    Governmental Consents. Except as set forth on Schedule 5.5 and such consents, approvals and authorizations that Purchaser is required to make or obtain pursuant to this Agreement, neither Seller nor the Company is required to submit any notice, report or other filing with, and no consent, approval or authorization is required, in connection with the execution, delivery, consummation or performance by each of Seller and the Company of this Agreement or the consummation of the transactions contemplated hereby by any (i) Insurance Regulator, or (ii) Governmental Entity other than an Insurance Regulator, except for any notices, reports, filings, consents, approvals or authorizations the failure of which to submit or obtain would not individually or in the aggregate cause a Material Adverse Effect.
5.6.    Financial Statements. Seller has delivered to Purchaser true, correct and complete copies of (i) the Company’s convention form annual statements as of December 31 for each of the years 2013 and 2014 and (ii) the Company’s statutory quarterly report for the quarter ended June 30, 2015, in each case, as filed with the NYSDFS, and Seller will promptly deliver to Purchaser correct and complete copies of the Company’s statutory quarterly reports as filed with the NYSDFS for all quarters after the date of this Agreement and prior to the Closing Date (collectively, the “Financial Statements”) which Financial Statements have been (or will be, as the case may be) prepared in accordance with SAP, as applied on a basis consistent throughout the periods indicated and consistent with each other, in all material respects and do not (or will not) incorporate any accounting practices or procedures permitted or prescribed by the NYSDFS for the specific benefit of or use by the Company, of which there are none. All such Financial Statements fairly present, in all material respects, the statutory financial position of the Company as of the respective dates thereof (subject, in the case of the quarterly reports, to normal year-end adjustments), and such statements of income and retained earnings and the notes thereto included in the Financial Statements fairly present, in all material respects, the results of operations for the periods therein referred to (subject, in the case of the quarterly reports to normal year-end adjustments). The Financial Statements complied in all material respects with all applicable Laws when filed with any

Governmental Entity, and no material deficiency has been asserted with respect to any Financial Statement by any Governmental Entity. Since December 31, 2011, neither the Company nor Seller has received a notice of deficiencies from any Governmental Entity with respect to the Financial Statements which has not been resolved or withdrawn, and to the Knowledge of Seller, no Governmental Entity has threatened to send a notice of deficiencies with respect to any Financial Statement. No material deficiency has been asserted in writing with respect to any reserves of the Company reflected in the Financial Statements by any Governmental Entity that has not been satisfied.
5.7.    Equity Interests; Invested Assets. The Company does not control, directly or indirectly, or have any direct or indirect equity participation, joint venture or similar interest in, any Person, except for its invested assets. A true and complete list of all stocks, debentures, notes and other securities (whether admitted or non-admitted) owned, leased or held by the Company (the “Invested Assets”) is set forth in Schedule 5.7. None of the Invested Assets is in default in the payment of principal, interest or dividends and all Invested Assets comply in all material respects with the investment guidelines adopted by the Company and the applicable Laws of New York.
5.8.    Liabilities at Closing.
(a)    Except (i) as and to the extent reflected in the most recent Financial Statements delivered by Seller to Purchaser, (ii) for liabilities and obligations incurred since the date of the most recent Financial Statement delivered by Seller to Purchaser incurred in the ordinary course of business consistent with past practice, and (iii) the Insurance Liabilities that have been ceded and transferred to Catlin pursuant to the Reinsurance Agreements, the Company has no material liabilities or obligations of any nature of the type that are required under SAP to be included on the Financial Statements.
(b)    From and after February 1, 2013, the Company has not written, issued, bound, renewed, reinstated, extended, or entered into any Policies as a direct writer thereof. On or before January 31, 2014, the coverage periods for all Policies previously written, issued, bound, renewed, reinstated, extended, or entered into by the Company as a direct writer had ended, whether by early termination or expiration. From and after February 1, 2014, the Company does not have, any Policies in force.
(c)    The Company has entered into the agreements set forth in Schedule 5.8(c) with Catlin (collectively, the “Reinsurance Agreements”), pursuant to which the Company has ceded and transferred to Catlin, and Catlin has reinsured, recaptured, or assumed from the Company, all of the Company’s Insurance Liabilities pertaining to Policies written, issued, bound, renewed, reinstated, extended, or entered into by the Company from and after May 1, 2009. Each of the Reinsurance Agreements has been duly authorized, validly executed, and delivered by the Company and Catlin and constitutes a valid and binding obligation of each party, enforceable against each party in accordance with its terms, except as the same may be limited by Enforceability Exceptions. The Company does not have any Insurance Liabilities with respect to Policies written, issued, bound, renewed, reinstated, extended, or entered into by the Company prior to May 1, 2009. After giving effect to the Reinsurance Agreements, the Company does not have any Insurance Liabilities with respect to business transacted by the Company prior to the Closing Date.

5.9.    Legal Proceedings. Except as set forth on Schedule 5.9, as of the date hereof, there is no Action, pending or, to Seller’s Knowledge, threatened, against or affecting or which pertain to or involve the Company or any material Property of the Company or any individual in his or her capacity as a director, officer or employee of the Company or any material aspect of the business or operation of the Company, or the ability of the Company to conduct or transact its business in any material respect or to consummate the transactions contemplated by this Agreement or any ancillary documents to which the Company is party, at law or in equity, before any federal, state or local court or regulatory agency, or other Authority. As of the date hereof, there is no Action pending or, to Seller’s Knowledge, threatened in which the Company is either a plaintiff or (if not a formal proceeding) an aggrieved party or claimant and there are no orders, decrees or injunctions issued in favor of the Company.
5.10.    Regulatory Reports. Since December 31, 2011, the Company has timely filed all material registrations, data, statements, reports, notices and filings, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to any Governmental Entity pursuant to applicable Law (collectively, the “Company Regulatory Reports”), except to the extent the failure to timely file such materials did not or will not have a Material Adverse Effect on the Company, and all required regulatory approvals (if any) in respect thereof have been obtained and are in full force and effect. All Company Regulatory Reports filed since December 31, 2011, (a) to the Company’s Knowledge, complied in all material respects with all applicable Laws when filed, and (b) to the Knowledge of Seller, did not, when filed, contain any material omissions. There has not been any deficiency asserted in writing with respect to any such Company Regulatory Report by any Governmental Entity that has not been satisfied.
5.11.    Absence of Certain Changes. Since December 31, 2011, except (a) as set forth on Schedule 5.11 or (b) in the ordinary course of the Company’s business and operations, there has not been, with respect to the Company (i) any declaration, setting aside or payment of any dividend or other distribution, whether in cash, stock or property, (ii) any compensation payable or to become payable to directors, officers or employees of the Company, (iii) any entry into any material commitment or transaction for any borrowing or capital expenditure; (iv) any change in accounting or actuarial methods, practices or principles or in any underwriting, reinsurance, marketing, pricing or claim processing practices or policies other than as set forth in the Company’s financial statements; (v) any termination or waiver of any rights of material value to the Company; (vi) any sale of material assets or incurrence of material liabilities, except in the ordinary course of its business consistent with past practice; (vii) any adoption of any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, or other plan, agreement, trust, fund or arrangement; (viii) any other material change in the business or financial condition of the Company; (ix) any change, effect or event which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to either the Company or Seller’s ability to consummate the Transactions; or (x) any agreement or understanding made or entered into to do any of the foregoing.
5.12.    Company Contracts. Schedule 5.12 contains a list of all Company Contracts to which the Company is a party or otherwise bound. The Company is not in material default or breach, or is not alleged in writing to be in material default or breach, under any Company Contract nor, to the Knowledge of Seller, is there any material default or breach by any other party to any Company Contract. To the Knowledge of Seller there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute a material default or breach under any Company Contract. All of the Company Contracts constitute legal, valid and binding obligations of the Company and, to the Knowledge of Seller, any other party thereto, in accordance with their terms, except as the same may be limited by Enforceability Exceptions, and are in full force and effect. Seller has delivered to Purchaser true, correct and complete copies of all Company Contracts.
5.13.    Compliance with Law. Since December 31, 2011, except as set forth on Schedule 5.13, the Company (i) has been in material compliance with all applicable Laws relating to the operation, conduct, or ownership of the business and material Property of the Company, (ii) has not received any notice from any Governmental Entity regarding any actual or alleged violation of, or failure on the part of the Company to comply with, any applicable Law, (iii) no event has occurred and no condition or circumstance exists, that reasonably would be expected to (with or without notice or lapse of time) constitute or result in a Material Adverse Effect, or a failure of the Company to be in material compliance with, any applicable Laws, (iv) has not operated under or been subject to any written or oral agreement or understanding, formal or informal, with any Governmental Entity that materially restricts the conduct of the Company’s business or requires it to take, or to refrain from taking, any action, and (v) to the Company’s Knowledge, has not been “commercially domiciled” in any state.
5.14.    Tax Matters.
(a)    Except as set forth in Schedule 5.14 (a), all income and other material Taxes (whether or not shown on any Tax Return) owed by the Company have been timely paid and all material Taxes required to be withheld by the Company have been timely withheld and paid to the relevant Authority, (ii) the Company has timely filed all income and other material Tax Returns required to be filed by it and (iii) the charges, accruals and reserves for Taxes with respect to the Company reflected on the most recent Financial Statements provided to Purchaser by Seller (excluding any provision for deferred income Taxes reflecting either differences between the treatment of items for accounting and income Tax purposes or carryforwards) are adequate in all material respects to cover Tax liabilities accruing through the end of the last period for which the Company ordinarily records items on its books.
(b)    Except as set forth in Schedule 5.14(b), since December 31, 2011, (i) the Company has not been subject to any federal, state, local or foreign Tax audit or other Tax Action brought by any Tax Authority in which such authority has challenged the Company’s computation of its liability for Taxes, the validity of any Tax assets of the Company, or any other matter relating to the Company’s obligation to file a Tax Return or compute its Tax liabilities, (ii) no such Tax audit or Action is pending or, to Seller’s Knowledge, threatened by any Tax Authority, and (iii) neither the Company nor Seller has received any notice of such audit or other Tax Action. There are no Liens for Taxes upon the assets of the Company. Since December 31, 2011, no claim or notice of claim has been made or given at any time by any taxing Authority in any jurisdiction in which the Company does not file Tax Returns indicating that the Company is or may be subject to taxation by such jurisdiction. The Company does not have any liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by Contract (other than pursuant to commercial lending arrangements).
(c)    The Company is not required to include in income for any Post-Closing Tax Period any adjustment pursuant to Section 481(a) of the Code (or any similar provision of the Tax Laws of any jurisdiction) by reason of a voluntary change in accounting method nor does Seller have any Knowledge that any Tax Authority has proposed any such adjustment or change in accounting method. The Company is not required to include any item of income in or exclude any item of deduction from taxable income as a result of any “closing agreement” as defined in Section 7121 of the Code (or any corresponding provisions of any state, local or foreign Tax Law). The Company is not required to include any item of income in taxable income as a result of any deferred inter-company item or any excess loss account described in the Treasury Regulations concerning consolidated returns, as a result of the transactions contemplated by this Agreement.
(d)    The Company has not executed or filed any agreement or other document extending the period for assessment, reassessment or collection of any Taxes which agreement or other document is currently in force and will continue in force for Post-Closing Tax Periods, and no power of attorney granted by the Company in any Pre-Closing Tax Period with respect to any Taxes that is currently in force will continue in force for Post-Closing Tax Periods. The Company shall not be required to include in any Post-Closing Tax Period taxable income attributable to income economically realized in a Pre-Closing Tax Period as a result of the installment method of accounting, the long term contract method of accounting, the cash method of accounting, or any comparable provision of state, local, or foreign Tax Law.
(e)     The Company has not been at any time during the past five (5) years a member of an affiliated group, as defined in Section 1504 of the Code or filed or been included in a combined, consolidated or unitary income tax return. Schedule 5.14(e) contains a true, accurate and complete list of all Tax sharing, Tax allocation, Tax indemnification, and similar Contracts dealing primarily with Taxes to which the Company is a party or by which the Company is bound.
(f)    The Company has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or a “potentially abusive tax shelter” within the meaning of Section 6112(b) of the Code. During the past five (5) years ending on the date hereof, neither the Company nor any of its Affiliates was a distributing or controlled corporation in a transaction intended to be governed by Section 355 of the Code.
(g)    The Company has not made any payments and is not obligated under any Contract to make any payments that will be nondeductible, in whole or in part, under Section 280G or 162(m) of the Code.
(h)    The Company is not a party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal income tax purposes.
(i)    The Company has no employees and no liability for any employer payroll contributions or employee income tax withholding for any period.

5.15.    ERISA and Related Employee Benefit Matters.
(a)    The Company does not contribute to, sponsor, maintain, participate in or have any liability with respect to any “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA). The Company does not contribute to, sponsor, maintain, participate in or have any liability with respect to any “multiple employer welfare arrangements” (within the meaning of Section 3(40) of ERISA) (employee welfare benefit plans and multiple employer welfare benefit arrangements are collectively referred to herein as “Welfare Benefit Plans”). Any Welfare Benefit Plans previously sponsored, maintained or administered by the Company, or with respect to which the Company previously had any liability, have been closed out and terminated in accordance with appropriate federal and state Law and no continuing liability exists with respect to the Company as a result of the sponsorship, maintenance, administration, close-out or termination of said plans.
(b)    The Company does not contribute to, sponsor, maintain, participate in or have any liability with respect to any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA)(a “Pension Benefit Plan”). The Company has never contributed to, sponsored, maintained, participated in or had any liability with respect to any Pension Benefit Plan which is subject to Section 401(a) of the Code or Title IV of ERISA, including any “multi-employer plan” as such term is defined in Section 3(37) of ERISA. Any Pension Benefit Plans previously sponsored, maintained or administered by the Company have been closed out and terminated in accordance with appropriate federal and state Law and no continuing liability exists with respect to the Company as a result of the sponsorship, maintenance, administration, close-out or termination of said plans.
(c)    The Company does not contribute to, sponsor, maintain, participate in or have any liability with respect to any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, fringe benefit program, welfare or other incentive plan or agreement (“Other Benefit Plans”). Any such plans previously sponsored, maintained or administered by the Company have been closed out and terminated in accordance with appropriate federal and state Law and no continuing liability exists with respect to the Company as a result of the sponsorship, maintenance, administration, close-out or termination of said plans.
5.16.    Intellectual Property. Schedule 5.16 sets forth all Intellectual Property Rights owned, licensed, or utilized by the Company in the conduct of its business, including but not limited to the licenses to software programs or administrative systems utilized by the Company to keep and maintain its Books and Records. The Company has not received written notice that it is infringing (or is alleged to be infringing) on any material Intellectual Property Rights and, to the Knowledge of Seller, the Company is not infringing and since December 31, 2011, has not, infringed on any material Intellectual Property Rights.
5.17.    Company Insurance. Schedule 5.17 hereto lists all policies of fire, liability, workmen’s compensation, life, property and casualty and other insurance maintained by the Company or by Seller or any of its Affiliates for the benefit of the Company or the Company’s directors, officers, employees, and agents. All such policies (i) are in full force and effect, and (ii) are not in default due to nonpayment of premiums or breach of any material term or condition thereof by the Company, Seller, or its Affiliates, as applicable. Neither the Company nor Seller or any of its Affiliates, as applicable, has received notice of a pending or threatened termination, non-renewal, or reduction of coverage with respect to any of such policies.
5.18.    Books and Records. The Books and Records of the Company are true, complete and correct in all material respects and have been maintained in all material respects in accordance with standard business practices and in accordance with all applicable Laws. The Books and Records accurately present and reflect in all material respects all the transactions and actions therein described. The minute books of the Company accurately reflect in all material respects all resolutions adopted at all meetings (and consents in lieu of meetings) of its shareholders and all resolutions adopted at all meetings (and consents in lieu of meetings) of its Board of Directors and all committees of its Board of Directors. To the Company’s Knowledge, the stock record book of the Company contains complete and accurate records of the stock ownership of the Company and the transfer of shares of its capital stock.
5.19.    Actuarial Reports. Seller has caused the Company to furnish to Purchaser all actuarial reports with respect to the Company provided to any Governmental Entity since December 31, 2011, and all attachments, addenda, supplements and modifications thereto (collectively, the “Company Actuarial Analyses”). All Company Actuarial Analyses were prepared in all material respects in conformity with generally accepted actuarial standards consistently applied. To the Company’s Knowledge, the information and data furnished by the Company to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate and complete in all material respects as of the date so delivered.
5.20.    Reinsurance. Schedule 5.20 contains a list of all contractual treaties and facultative or other agreements (including settlement agreements) and certificates regarding ceded or assumed reinsurance or retrocession to which the Company is a party or otherwise bound and under which there is liability by either party to such agreement (collectively, the “Existing Reinsurance Agreements”), and lists all related reinsurance trust agreements, letters of credit and other documents and instruments with respect to any collateral securing such reinsurance obligations. Seller has delivered to Purchaser true, correct and complete copies of all Existing Reinsurance Agreements. There are no unresolved disputes under any Existing Reinsurance Agreements. To the Knowledge of Seller none of the reinsurers under any of the Existing Reinsurance Agreements is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, or similar proceeding. To the Knowledge of Seller, no party to an Existing Reinsurance Agreement has a financial condition that is impaired to the extent that a default thereunder may be reasonably anticipated. To the Knowledge of Seller, all policies, certificates, binders, bonds, obligations and contracts of insurance written, issued, renewed, bound, or entered into or, directly or indirectly, reinsured or assumed by the Company and reinsured under the Existing Reinsurance Agreements were written, issued, renewed, bound, or entered into or, directly or indirectly, reinsured or assumed in accordance with, and conform in all material respects to, the standards, procedures and requirements under the Existing Reinsurance Agreements, if any.
5.21.    Bank Accounts; Credit Cards. Schedule 5.21 lists all bank accounts, trust accounts, lock boxes, safe deposit boxes and post office boxes maintained in the name of, controlled by, or for the benefit of the Company and the names of the Persons having access thereto. Seller agrees to sign any and all documents necessary, if requested by Purchaser, to change the names and identities of the Persons having access to said accounts and boxes effective on or after the Closing. There are no credit cards issued to any present or past officer, employee or agent of the Company under which the Company has any current or future liability or obligation.
5.22.    Regulatory Deposits. Schedule 5.22 contains a list of all funds, investments, or surety bonds maintained by the Company under any applicable insurance Law in each jurisdiction in which the Company holds a Certificate of Authority to transact the business of insurance (each a “Regulatory Deposit”), including the amounts thereof and sufficient identifying information about the location of the funds, the nature of the investment, or the issuer of the surety bond, as applicable.
5.23.    Intercompany Liabilities. There are no outstanding material liabilities, obligations, contracts or agreements between or among the Company and Seller or any other Affiliate of the Company or any of their respective directors, officers and employees (an “Affiliate Relationship”). Except as otherwise contemplated by this Agreement, upon giving effect to the transactions contemplated hereby, the Company will not be a party to, and will have no liabilities or obligations under, arising out of, or with respect to, any Affiliate Relationship.
5.24.    Employees. Since December 31, 2011, the Company has not had any active employees. The Company is not a party to any (i) outstanding employment, consulting or management agreements or contracts with officers or employees; (ii) agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees; or (iii) collective bargaining agreement or other labor union contract applicable to Persons employed by the Company nor, to the Knowledge of Seller, are there any activities or proceedings of any labor union to organize any such employees. There are no complaints, charges, claims or grievances against the Company pending, or to the Knowledge of Seller, threatened to be brought or filed with any Governmental Entity or arbitrator arising out of the employment or termination of employment of any former employee of the Company.
5.25.    Real Property; Environmental Matters. The Company does not own and since January 23, 2001, has not owned, any real property, nor has the Company ever leased any real property which, to the Knowledge of Seller, was contaminated with or the subject of any claims or proceedings related to the presence or release of any Hazardous Substances. The Company has at all times operated its business in compliance in all material respects with all applicable Environmental Laws. To the Knowledge of Seller, there are no events, conditions or circumstances that could reasonably be expected to result in any action, claim or allegation against the Company under applicable Environmental Laws or related to Hazardous Substances nor has Seller or the Company received any written notice that any business or Property that is owned, leased, used or operated (whether currently or formerly, in part or in whole) by the Company is in violation of any Environmental Laws or that the Company is responsible for the investigation, cleanup, monitoring or other remediation of any Hazardous Substances on, at or under any Property. The Company has not assumed or retained from any Person, contractually or by operation of Law, any liability under Environmental Laws or related to Hazardous Substances.

5.26.    Assigned Risk Plans; Guaranty Fund Assessments. The Company has (a) timely paid all guaranty fund and insolvency fund assessments that are due from the Company, or (b) provided for all such assessments in the Company’s Financial Statements to the extent necessary to be in conformity in all material respects with SAP. Except for ordinary assessments made or pending in the ordinary course of business and disclosed in the Financial Statements and the Closing Balance Sheet, there are no claims or assessments pending or threatened in writing against the Company by any government-sponsored residual market insurance plan, risk sharing plan, pool, joint underwriting association or similar arrangement pursuant to any insurance Laws or state insurance guaranty or insolvency fund, however denominated, which would, either individually or in the aggregate, cause a Material Adverse Effect.
5.27.    Powers of Attorney; Guarantees. The Company does not have any outstanding powers of attorney or any liabilities or obligations as guarantor, surety, co-signer or endorser (other than with respect to Policies issued in the ordinary course of the Company’s business).
5.28.    Brokers and Finders. Neither the Company nor Seller, nor any of their respective officers, directors or employees have employed any Person or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with this Agreement or the transactions contemplated hereby and thereby.
5.29.    Surplus. The amount of the Surplus as Regards Policyholders of the Company as of September 30, 2015 is $14,503,078. Since September 30, 2015, the Company has not taken any action set forth in Section 7.1(a).
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to Seller as follows:
6.1.    Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of New Hampshire. Purchaser has all requisite corporate power and authority to conduct its business as currently conducted and to own, operate and lease its Properties and assets.
6.2.    Authorization. Purchaser has all requisite power to execute and deliver this Agreement and to perform its obligations hereunder. All necessary and appropriate action has been taken by Purchaser with respect to the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly and validly executed and delivered by Purchaser and when duly executed and delivered by Seller will constitute a valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except as the same may be limited by the Enforceability Exceptions.
6.3.    No Conflicts. Neither the execution and delivery by Purchaser of this Agreement, nor the consummation by Purchaser of the transactions contemplated hereby, will (i) conflict with or result in a material breach of any provision of the articles of incorporation or by-laws of the

Purchaser, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or cause a default under the terms, conditions or provisions of any Contract, indenture, instrument, order, judgment or decree binding on Purchaser, which would, either individually or in the aggregate, cause a Material Adverse Effect or (iii) violate any judgment, order, decree, stipulation, injunction or charge of any Governmental Entity by which Purchaser is bound which would, either individually or in the aggregate, cause a Material Adverse Effect.
6.4.    Governmental Consents. Except as set forth on Schedule 6.4 and such consents, approvals and authorizations that Seller is required to make or obtain pursuant to this Agreement, Purchaser is not required to submit any notice, report or other filing with, and no consent, approval or authorization is required, in connection with the execution, delivery, consummation or performance by each of Seller and the Company of this Agreement or the consummation of the transactions contemplated hereby by any (i) Insurance Regulator, or (ii) Governmental Entity other than an Insurance Regulator, except for any notices, reports, filings, consents, approvals or authorizations the failure of which to submit or obtain would not individually or in the aggregate cause a Material Adverse Effect.
6.5.    Investment Intent. Purchaser represents and warrants that (i) Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the resale, distribution or other disposition thereof or any part thereof or any interest therein. Purchaser acknowledges that the Shares will not be registered under the Securities Act of 1933, as amended, or under any state securities Law and, therefore, may not be sold by Purchaser except pursuant to an effective registration statement under such Securities Act or an exemption from registration thereunder and pursuant to registration or qualification under any applicable state securities Law or exemption therefrom.
6.6.    No Litigation. There are no Actions pending, or to the Purchaser’s Knowledge, threatened, against Purchaser to restrain, prohibit or otherwise challenge the performance by Purchaser of the transactions contemplated by this Agreement or any ancillary documents to which the Purchaser is party, at law or in equity, before any federal, state or local court or regulatory agency, or other Authority.
6.7.    Brokers and Finders. Neither Purchaser nor any of its officers, directors or employees has employed any Person or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with this Agreement or the transactions contemplated hereby.
ARTICLE VII
COVENANTS
7.1.    Conduct of Business of the Company Prior to the Closing. Seller covenants and agrees that on and after the date hereof and prior to the Closing, and except as approved by Purchaser in writing (such approval not to be unreasonably withheld or delayed), Seller will take Commercially Reasonable Efforts to cause the following:

(a)    The Company will not declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or repurchase, redeem, repay or otherwise acquire any outstanding shares of its capital stock.
(b)    The business, operations, activities and practices of the Company will be conducted (i) only in the ordinary course of business and consistent with past practice and (ii) in compliance in all material respects with all applicable Laws;
(c)    The Company will not take any action or fail to take any action as a result of which any of the changes or events listed in Section 5.11 would be likely to occur;
(d)    The Company will preserve and maintain in full force and effect the Certificates of Authority listed in Schedule 5.1(b);
(e)    The Company will not enter into, amend, terminate or fail to renew any Contract except (i) in the ordinary course of business and consistent with past practice, (ii) as contemplated by this Agreement or (iii) for the purchase or sale of investment assets in the ordinary course of business consistent with past practice and in accordance with this Agreement;
(f)    Neither the Seller nor the Company will not take any action inconsistent with fulfilling the conditions to either Party’s obligation to close under Article VIII of this Agreement;
(g)    The Company will not enter into any Contract to do any of the foregoing;
(h)    The Company will not implement or adopt any material change in its accounting principles or practices other than as may be required by SAP, any Governmental Entity or applicable Law; and
(i)    The Company will not write, issue, renew, reinstate, or bind any Policies or enter any reinsurance or retrocession agreements of any kind or nature to assume any risks, except for the Reinsurance Agreements.
7.2.    Purchaser’s Conduct Prior to the Closing. Purchaser covenants and agrees that on or after the date hereof and prior to the Closing, and except as approved by Seller in writing, Purchaser will not take any action inconsistent with fulfilling the conditions to either Party’s obligation to close under Article VIII of this Agreement.
7.3.    Certificates of Authority. From and after the execution of this Agreement and until the Closing, Seller will promptly notify Purchaser in writing upon its receipt of any notice or threat of any License Impediment involving any of the Certificates of Authority other than those License Impediments disclosed on Schedule 5.1(b) or any immaterial limitation or restriction to any Certificate of Authority. Seller agrees to consult with Purchaser regarding any such matters and to use its Commercially Reasonable Efforts to preserve and maintain the Certificates of Authority in full force and effect and in good standing and free of any License Impediments, except as disclosed on Schedule 5.1(b), consistent with the transactions contemplated by this Agreement.

7.4.    Regulatory Filings; Other Actions; Notifications. Each of Seller and Purchaser will cooperate with each other and use Commercially Reasonable Efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and the Reinsurance Agreements and applicable Laws to consummate the transactions contemplated by this Agreement and the Reinsurance Agreements as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports, applications and other filings and to obtain as promptly as reasonably practicable all Governmental Consents in order to consummate the transactions contemplated by this Agreement and the Reinsurance Agreements, including obtaining approval by the New York Superintendent of the Form A filing in connection with the sale of the Shares to Purchaser under this Agreement; provided, however, that nothing in this Section 7.4 shall require, or be construed to require, Seller, Purchaser or the Company to agree to a Burdensome Condition. Without limiting the generality of the foregoing, within twenty (20) Business Days after the date hereof, Purchaser shall file with the NYSDFS an application on Form A for acquisition of control of the Company.
7.5.    Access. Prior to the Closing, Purchaser shall be entitled, through its employees, agents and representatives, to make such reasonable investigation of the assets, licenses, authorizations, liabilities, financial condition, Properties, business and operations of the Company as Purchaser may reasonably deem necessary or appropriate, and for such purposes, to have access to the Books and Records and Company Contracts and facilities of the Company and access to the personnel of the Company and Seller with respect to the Company, including an examination of the corporate records and minute books, financial statements, insurance department filings, reports and examinations, summaries of pending litigation, and accounting and actuarial methods, in each case wherever located, of the Company; provided, however, that no investigation, access or examination pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty made by Seller herein. Any such investigation, access and examination shall be conducted by Purchaser during regular business hours upon reasonable prior notice to Seller, and Seller and the Company and their respective employees, agents and representatives, including their respective counsel and independent public accountants, shall cooperate as reasonably requested by Purchaser in connection with such investigation, access and examination.
7.6.    Public Announcements. Each Party shall notify the other prior to issuing any press release or making any public statement pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without obtaining the prior written approval of the other Party, except as required by applicable Law or any other Governmental Entity.
7.7.    No Solicitation. From and after the date hereof, Seller will not take, nor will Seller permit the Company or any other Affiliate of Seller (or permit any other Person acting for or on behalf of Seller, the Company or any other Affiliate of Seller) to take, directly or indirectly, any action to seek, entertain, negotiate, encourage, or accept any offer or proposal from any Person to (a) acquire any shares of capital stock or any other securities of the Company or any interests therein, (b) to merge, consolidate, or combine with the Company, (c) to liquidate, dissolve, or reorganize the Company in any manner, (d) to acquire any or all material assets of the Company, (e) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent, or conditional) for, or otherwise to attempt to consummate, any such acquisition, merger, consolidation, combination, liquidation, dissolution, or reorganization, or (f) to furnish or cause to be furnished any information with respect to the Company to any Person (other than Purchaser) that Seller, the Company, or any other Affiliate of Seller (or any Person acting for or on behalf of Seller, the Company, or any other Affiliate of Seller) knows or has reason to believe is in the process of attempting or considering any such acquisition, merger, consolidation, combination, liquidation, dissolution, or reorganization. If Seller, the Company, or any other Affiliate of Seller receives from any Person (other than Purchaser) any offer, proposal, or informational request that is subject to this Section 7.7, Seller will promptly advise such Person, by written notice, of the terms of this Section 7.7 and such notice shall also be sent to Purchaser.
7.8.    Certain Notices. From the execution of this Agreement and until the Closing, Purchaser and Seller shall immediately notify the other Party, in writing, of (i) any change, effect or event of which such Party gains actual Knowledge that would reasonably be expected to cause any condition to the obligations of the other Party set forth in Article VIII not to be satisfied or (ii) any Material Adverse Effect on such notifying Party (or on the Company in the event that the notifying Party is Seller) or on its ability to consummate the Transactions, of which such notifying Party gains actual Knowledge. From the execution of this Agreement and until the Closing, Seller shall immediately notify Purchaser of (a) any material change in its accounting principles or practices and (b) the filing of any petition for, or other initiation of any action for, (x) the winding up, dissolution or reorganization of Seller or the Company or (y) the appointment of a liquidator, conservator, rehabilitator, receiver, administrator or administrative receiver, trustee or similar officer for all or any of the assets, Properties or revenues of Seller or the Company. The delivery of any notice pursuant to this Section 7.8 shall not limit in any way the remedies available to the Party receiving the notice.
7.9.    Investments. From the execution of this Agreement and until the Closing, Seller shall cause the Company to invest its cash flow, any cash from matured and maturing investments, any cash proceeds from the sale of the Company’s assets, and any cash funds currently held by the Company exclusively in Acceptable Financial Assets, except as (i) as required by Law or (ii) the Company may determine in good faith, and after consultation with Purchaser, is necessary to preserve the its business and operations.
7.10.    Performance of Conditions. Seller shall, and shall cause the Company to, take all reasonable steps necessary or appropriate, and shall use all Commercially Reasonable Efforts, to effect as promptly as practicable the satisfaction of the conditions required to be satisfied in order for Purchaser and Seller to consummate the transactions contemplated by this Agreement, including all conditions set forth in Section 8.1(a). Purchaser shall take all reasonable steps necessary or appropriate, and shall use all Commercially Reasonable Efforts, to effect as promptly as practicable the satisfaction of the conditions required to be satisfied in order for Purchaser and Seller to consummate the transactions contemplated by this Agreement, including all conditions set forth in Section 8.2.

7.11.    Termination of Intercompany Agreements. Except as expressly permitted or required by this Agreement, prior to the Closing, Seller shall, and shall cause the Company and each other Affiliate of the Company and any of their respective officers, directors or employees that is a party to any Affiliate Relationship to, terminate each of such Affiliate Relationships (or, in the case of any Affiliate Relationship involving multiple parties, to terminate such Affiliate Relationship as to the Company). All amounts owed between the Company and any other party to any such Affiliate Relationship shall be settled in full prior to the Closing such that the Company has no liability or obligation to or by it under or related to any such Affiliate Relationship from and after the Closing.
7.12.    Change of Name. Contemporaneous with the filing of the Change of Control application with the NYSDFS, Purchaser shall cause the Company to file name change applications with the NYSDFS. Promptly after the Closing, Purchaser shall cause the Company to file name change applications with the insurance regulators in all other jurisdictions in which the Company maintains a Certificate of Authority in good standing at such time. These applications shall seek approval for the change of the Company’s name to a name that does not include the term “WRM” (the “Name Change”). Purchaser shall not be entitled to operate the Company and write policies of insurance and reinsurance under the name “WRM America Indemnity Company, Inc.” in any jurisdiction.
7.13.    Payment of Brokers’ or Finders’ Fees. At or prior to the Closing, each Party will pay or make provision for payment of all brokers’ or finders’ fee due and owing from such Party.
ARTICLE VIII
CONDITIONS
8.1.    Conditions to Obligations of Purchaser. Purchaser’s obligations to purchase the Shares and to take the other actions required to be taken by it at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (unless waived in writing by Purchaser):
(a)    Representations and Warranties. Seller’s representations and warranties contained in this Agreement will be accurate and true as of the Closing without regard to any “materiality” or “Material Adverse Effect” qualification included in such representations and warranties, but with such exceptions as would not, in the aggregate, have a Material Adverse Effect on the Company. Notwithstanding the foregoing, the Seller Fundamental Representations will be accurate and true in all material respects as of the Closing.
(b)    Performance of Agreement. Seller and the Company will have performed and complied with the covenants and obligations they are required to perform or to comply with pursuant to this Agreement at or prior to the Closing in all material respects, including the delivery or tender (subject only to Closing) of each item required under Section 4.
(c)    No Adverse Proceeding. There will not be pending or threatened any Action against Purchaser, Seller or the Company seeking to restrain, prohibit or otherwise challenge the transactions contemplated by this Agreement or for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation of the transactions contemplated hereby is illegal; nor will any Authority have notified Purchaser, Seller or the Company (and not subsequently withdrawn such notice) that the consummation of the transactions contemplated by this Agreement would constitute a violation of applicable Law and that it intends to commence an Action to restrain consummation of such transactions, to force divestiture of Property by the Company or Purchaser if such transactions are consummated or to materially modify the terms or the results of such transactions.
(d)    Reinsurance Agreements. The Reinsurance Agreements are in full force and effect, and neither Seller nor the Company has received written notice of termination of the Reinsurance Agreements.
(e)    Certificates of Authority. The Company shall possess Certificates of Authority issued by no less than thirty nine (39) states, including New York, which are in full force and effect and in good standing and free of any License Impediment (except for those License Impediments disclosed on Schedule 5.1(b)).
(f)    Policyholders’ Surplus. The Surplus as Regards Policyholders of the Company (shown on the Closing Balance Sheet) shall be not less than $10,000,000.00.
(g)    No Material Adverse Effect. Since the date of this Agreement, there shall not have been a Material Adverse Effect or any change, event, effect or circumstance that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(h)    Insurance Department Approval. The New York Department of Financial Services shall have approved the acquisition of control of the Company by the Purchaser.
8.2.    Conditions to Obligations of Seller. Seller’s obligations to sell the Shares and to take the other actions required to be taken by it at the Closing are subject to the satisfaction, at or prior to the Closing, of each or the following conditions (unless waived in writing by Seller):
(a)     Representations and Warranties. Purchaser’s representations and warranties contained in this Agreement will be accurate and true in all material respects as of the Closing.
(b)    Performance of Agreement. Purchaser will have performed and complied with the covenants and obligations it is required to perform or to comply with pursuant to this Agreement at or prior to the Closing in all material respects, including the delivery or tender (subject only to Closing) of each item required under Section 4.
(c)    No Adverse Proceeding. There will not be pending or threatened any Action against Purchaser, Seller or the Company seeking to restrain, prohibit or otherwise challenge the transactions contemplated by this Agreement or for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation of the transactions contemplated hereby is illegal; nor will any Authority have notified Purchaser, Seller or the Company (and not subsequently withdrawn such notice) that the consummation of the transactions contemplated by this Agreement would constitute a violation of applicable Law and that it intends to commence an Action to restrain consummation of such transactions, to force divestiture of Property by the Company or Purchaser if such transactions are consummated or to materially modify the terms or the results of such transactions.
(d)     Insurance Department Approval. The New York Department of Financial Services shall have approved the acquisition of control of the Company by the Purchaser.
ARTICLE IX
INDEMNIFICATION AND REMEDIES
9.1.    Survival. Notwithstanding any right of Purchaser to fully investigate the affairs of the Company and notwithstanding any Knowledge of Purchaser of facts determined or determinable by Purchaser pursuant to such investigation or right of investigation, Purchaser has the right to rely fully upon the representations and warranties of Seller contained in this Agreement or in any certificates delivered in connection with the Closing. The representations and warranties of Seller and Purchaser contained herein or in any certificates delivered in connection with the Closing shall survive the Closing until the date that is twelve (12) months after the Closing Date, at which time they will terminate; provided that the representations and warranties of Seller contained in Sections 5.1(a), 5.2 , 5.3(i), and 5.4 (the “Seller Fundamental Representations”) and the representations and warranties of Purchaser contained in Sections 6.1, 6.2 or 6.3(i) (the “Purchaser Fundamental Representations”) shall survive the Closing indefinitely and the representations and warranties in Sections 5.14, 5.15 and 5.25 shall survive until sixty (60) calendar days after the expiration in each case of the statute of limitations with respect to the underlying subject matter thereof. In the event notice of any claim for indemnification under this Article IX has been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive solely with respect to such claim until such time as such claim is finally resolved, it being understood that such representations and warranties shall not survive with respect to any other claim for which notice has not been timely given within such survival period. The covenants and agreements of the Parties to be performed prior to the Closing Date shall not survive the Closing, and neither Party may bring a claim for breach of any such covenants or agreements after the Closing. The other covenants and agreements of the Parties contained herein shall survive the Closing and shall expire in accordance with their respective terms or until fully performed.
9.2.    Indemnification by Seller. From and after the Closing, subject to and in accordance with the other provisions of this Article IX, Purchaser and its officers, directors, employees, representatives, Affiliates (including the Company), agents, successors and permitted assigns (collectively, the “Purchaser Indemnitees”) shall be indemnified and held harmless solely out of the General Holdback of the Indemnification Escrow (other than with respect to Purchase-Price Limited-Losses (as defined below), for which Seller shall indemnify beyond the General Holdback in accordance with the terms hereof) from any and all Losses incurred or suffered by Purchaser Indemnitees relating to or arising out of any of the following:

(a)    any breach of or any inaccuracy in any representation or warranty made by Seller in this Agreement or any document or certificate executed and delivered by Seller in connection with the Closing; or
(b)    any breach of or failure by Seller to perform any covenant or obligation of Seller contained in this Agreement that survives or is intended to be performed after the Closing.
9.3.    Indemnification by Purchaser. From and after the Closing, subject to and in accordance with the other provisions of this Article IX, Purchaser agrees to indemnify Seller and its officers, directors, employees, representatives, Affiliates, agents, successors and permitted assigns (collectively, the “Seller Indemnitees”) from and against, and agrees to hold Seller Indemnitees harmless from and defend, any and all Losses incurred or suffered by Seller Indemnitees relating to or arising out of any of the following:
(a)    Any breach of or any inaccuracy in any representation or warranty made by Purchaser in this Agreement or any document or certificate executed and delivered by Purchaser in connection with the Closing; or
(b)    Any breach of or failure by Purchaser to perform any covenant or obligation of Purchaser contained in this Agreement that survives or is intended to be performed after the Closing.
9.4.    Indemnification Procedures; Certain Limitations.
(a)    In order for a Purchaser Indemnitee or a Seller Indemnitee (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by, or an action, proceeding or investigation instituted by, any Person (whether or not a Party to this Agreement) (an “Indemnity Claim”) such Indemnified Party must notify the Party obligated to indemnify such Indemnified Party (the “Indemnifying Party”) in writing, and in reasonable detail, of the Indemnity Claim promptly after such Indemnified Party learns of the Indemnity Claim; provided, however, that failure to give or delay in giving such notification shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party shall have been actually prejudiced as a result of such failure or delay. Such written notice shall: (i) describe such Indemnity Claim in as much detail as is reasonably practicable, including all sections of this Agreement which form the basis for such claim; (ii) attach, to the extent applicable, copies of any complaint or demand from a third-party; and (iii) to the extent such information is reasonably available, set forth the estimated amount of the Losses that have been or may be sustained by an Indemnified Party. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Indemnity Claim; provided, however, that failure to provide or delay in providing such documentation shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party shall have been actually prejudiced as a result of such failure or delay.
(b)    In the event of any Third Party Claim, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so elects, to assume the defense thereof. The

Indemnifying Party shall have thirty (30) calendar days (or such lesser number of days set forth in the Claim Notice as may be required by a Governmental Entity, any court proceedings or regulatory inquiry or investigation) from receipt of the Claim Notice with respect to a Third Party Claim (the “Defense Notice Period”) to notify the Indemnified Party of its election to assume the defense of such Third Party Claim. All Losses incurred by the Indemnified Party prior to any assumption by the Indemnifying Party of the defense of a Third Party Claim, but after the receipt by the Indemnifying Party of the Claim Notice with respect to such Third Party Claim, shall be reimbursed by the Indemnifying Party to the extent the Indemnifying Party is required to indemnify and hold harmless the Indemnified Party from, against and in respect of Losses incurred or suffered by the Indemnified Party to the extent arising from such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party within the Defense Notice Period that it elects to defend such Third Party Claim, it shall have the right to so defend, with counsel selected by the Indemnifying Party that is reasonably acceptable to the Indemnified Party, at the Indemnifying Party’s expense. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in the defense thereof, including the opportunity to participate in any discussions or correspondence with any Governmental Entity, and to employ counsel separate from the counsel employed by the Indemnifying Party. The Indemnified Party shall participate in any such defense at its own expense unless (A) the Indemnifying Party and the Indemnified Party are both named Parties to the proceedings and the Indemnified Party shall have concluded in good faith that representation of both Parties by the same counsel would be inappropriate due to the existence of a non-waivable conflict of interest pursuant to applicable standards of attorney conduct or (B) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed, and in the case of (A) or (B), all such reasonable expenses incurred by the Indemnified Party in connection with such participation shall be borne by the Indemnifying Party. Each Party shall reasonably cooperate in the defense or prosecution of a Third Party Claim. Such cooperation shall include the retention and, upon the Indemnifying Party’s request, the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that such cooperation shall not unreasonably interfere with the business or operations of such Party.
1.    In the event that the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, the Indemnified Party shall have the obligation to defend such Third Party Claim in good faith and in a reasonably diligent manner with counsel selected by the Indemnified Party that is reasonably acceptable to the Indemnifying Party, at the Indemnifying Party’s expense; it being understood that the Indemnified Party’s right to indemnification for such Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim.
2.    In the event that the Indemnifying Party, after assuming the defense of a Third Party Claim, fails to conduct the defense of such Third Party Claim in a reasonably diligent manner within ten (10) calendar days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense, it being understood that the Indemnified Party’s right to indemnification for such Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim.
3.    The Indemnifying Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Third Party Claim the defense of which has been assumed by the Indemnified Party.
4.    If the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnifying Party shall not consent to the entry of judgment, admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnified Party’s prior written consent unless (A) there is no finding or admission of any violation of applicable Law or any violation of the rights of any Person, (B) there is no imposition of a Governmental Order that would restrict or otherwise limit the current or future activity of the Indemnified Party or any of its Affiliates and (C) the sole relief provided is monetary damages that are concurrently paid in full by the Indemnifying Party and a full and complete release is provided to the Indemnified Party.
5.    Whether or not the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnified Party shall not consent to the entry of judgment, admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
(c)    No Indemnified Party shall be entitled to indemnification hereunder for any Losses (other than Purchase-Price Limited Losses which shall be as provided below) until the aggregate amount of such Losses for which the Indemnified Party is otherwise entitled to indemnification pursuant to this Article IX exceeds $50,000 (the “Deductible Amount”), whereupon the Indemnified Party shall be entitled to be paid the aggregate amount of all such Losses over the Deductible Amount, subject to the limitations on maximum amount of recovery set forth in this Article IX.
(d)    The aggregate amount of indemnifiable Losses (other than Purchase-Price Limited Losses) for Purchaser Indemnitees or Seller Indemnitees, respectively, shall not exceed $250,000 for all Losses; provided, that the General Holdback in the Indemnification Escrow shall be the sole and exclusive remedy for all Losses (other than Purchase-Price Limited Losses) incurred by the Purchaser Indemnitees. For the avoidance of doubt, in no event shall the Purchaser Indemnitees be entitled to indemnification hereunder for any matters in excess of the $250,000 to be deposited in the Indemnification Escrow other than in respect of Purchase-Price Limited Losses.
(e)    The Tax Holdback (and, in the event the Tax Holdback has been exhausted or is no longer available, the General Holdback) in the Indemnification Escrow, any Available

Reserve and the rights available under Section 12.18 shall be the sole and exclusive remedy for any Company Tax Losses incurred by the Purchaser Indemnitees.
(f)    The aggregate amount of Purchase-Price Limited Losses recoverable by Purchaser Indemnitees hereunder shall not exceed the difference between (i) the Purchase Price less (ii) any amounts previously paid by Seller or the Securityholders pursuant to this Article IX, Article X, Section 12.17 or Section 12.18 (the “Cap”). The aggregate amount of Purchase-Price Limited Losses recoverable by Seller Indemnitees shall not exceed the difference between (i) the Purchase Price less (ii) any amounts previously paid by Purchaser pursuant to this Article IX. For the avoidance of doubt, in no event shall the aggregate indemnification obligations of the Seller and the Securityholders (taken together in the aggregate) hereunder, or the Purchaser hereunder, exceed the Purchase Price.
(g)    Any indemnification payment made pursuant to Article IX of this Agreement, shall be treated as an adjustment to the Purchase Price for tax purposes.
9.5.    Assistance in Third Party Claims. Purchaser and Seller and their respective Affiliates will cooperate with each other and the other’s counsel in the contest or defense of Third Party Claims, including making available their respective personnel and employees to provide any testimony, and providing access to their respective books and records in connection with any Third Party Claim, subject to the execution and delivery of a customary common interest or joint defense agreement addressing privilege, work product and other similar concepts.
9.6.    Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party (including pursuant to this Article IX) in connection with any claim or demand by any Person other than the Parties or their respective Affiliates, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost of such Indemnifying Party, in presenting any subrogated right, defense or claim.
9.7.    Payment of Indemnity. In the event a claim or any Action for indemnification under this Article IX has been finally determined, the amount of such final determination shall be paid within five (5) Business Days (i) if the Indemnified Party is a Purchaser Indemnitee, by Seller and the Purchaser delivering joint written instructions to the Escrow Agent instructing the Escrow Agent to pay by wire transfer such amount to the Indemnified Party and (ii) if the Indemnified Party is a Seller Indemnitee, by Purchaser to the Indemnified Party by wire transfer. A claim or an Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article IX when the Parties have so determined by mutual agreement or, if disputed, when a final non-appealable Governmental Order has been entered into with respect to such claim or Action.
9.8.    [Reserved].

9.9.    Mitigation. Any Indemnified Party shall use Commercially Reasonable Efforts to mitigate the amount of its Losses upon and after becoming aware of any facts or circumstances that would reasonably be expected to result in any Losses that are indemnifiable hereunder.
9.10.    Recovery not Affected by Knowledge. Neither Purchaser’s nor Seller’s right to indemnification hereunder shall be affected by any investigation or due diligence conducted, or any Knowledge or other understanding acquired (or capable of being acquired) at any time, whether before or after the Closing, with respect to the accuracy or inaccuracy of any representation or warranty of Seller or Purchaser, as the case may be, or with respect to the compliance with any covenant or obligation of Seller or Purchaser, as the case may be, contained herein.
9.11.    Waiver and Release. Subject to Article IX, and except for the rights set forth in this Agreement or any Ancillary Agreement, effective at Closing, Seller, on behalf of itself and its Affiliates, successors and assigns, irrevocably and unconditionally waives and releases any and all rights with respect to, and releases, forever acquits, and discharges the Company from all claims, demands, charges, complaints, obligations, causes of action, suits, liabilities, indebtedness, sums of money, covenants, agreements, instruments, contracts (written or oral, express or implied), controversies, promises, fees, expenses (including attorneys’ fees, costs and expenses), damages, and judgments, at law or in equity, whether arising in contract, tort or otherwise, in federal, state, or other judicial, administrative, arbitration, or other proceedings, of any nature whatsoever, known or unknown, suspected or unsuspected, previously, now, or, hereafter arising, in each case which arise out of, are based upon, or are connected with facts or events occurring or in existence on or prior to the Closing Date (“Released Claims”). Seller further represents and warrants that it has not assigned or otherwise transferred any right or interest in or to any of the Released Claims.
9.12.    Exclusive Remedy. Purchaser and Seller each acknowledge and agree that:
(a)    prior to the Closing, other than in the case of actual fraud by Seller or its Affiliates, the sole and exclusive remedy of Purchaser for any breach of or any inaccuracy in any representation or warranty made by Seller in this Agreement shall be refusal to close the purchase and sale of the Shares hereunder; and
(b)    from and after the Closing, Purchaser’s and Seller’s sole and exclusive remedy for monetary damages, with respect to claims relating to this Agreement, shall be pursuant to this Article IX. Notwithstanding the foregoing, nothing in this Article IX or elsewhere in this Agreement shall limit the right or remedy of any Person (a) for fraud or (b) for injunctive action, specific performance or other equitable relief.
9.13.    Tax Indemnification. Notwithstanding anything in this Agreement to the contrary (including any provision in this Article IX or in Article X), the rights and obligations of Purchaser, Seller and the Company with respect to all matters relating to Taxes including any and all indemnifications for Taxes and all Losses relating or resulting from matters relating to Taxes shall be governed exclusively by Sections 9.1, 9.4, 9.13, 9.14, 12.17 and 12.18 and Article X of this Agreement.
9.14.    Additional Indemnification Provisions.

(a)    It is the intent of the Parties to this Agreement and the Reinsurance Agreement that no party shall make any indemnification or reinsurance payment with respect to any Loss hereunder to the extent that such indemnification or reinsurance payment would result in the duplication of any indemnification or reinsurance payment already made with respect to such Loss under any of such agreements.
(b)    Notwithstanding anything contained in this Agreement to the contrary, (i) Losses of an Indemnified Party shall be determined without duplication of any other Loss for which an indemnification claim has been previously paid under any other representation, warranty, covenant, or agreement and (ii) in no event shall Seller have any liability or obligation to any Purchaser Indemnitee to the extent that any Loss, or portion thereof, as applicable, for which indemnification is sought hereunder was reflected and carried in a specific tax reserve appearing on the Closing Balance Sheet, which had the effect of reducing the Purchase Price, and the Seller shall be liable only for that portion of the Loss in excess of such reserve.
(c)    Notwithstanding anything contained in this Agreement to the contrary, all Losses of an Indemnified Party for which an indemnification claim has been made hereunder shall be calculated on an After-Tax Basis and shall be determined net of any third party insurance or other third party recoveries (including under or pursuant to any third party insurance policy, indemnity, reimbursement agreement or contract pursuant to which or under which an Indemnified Party is a party or has rights) actually received by the Indemnified Party (after taking into account any deductibles, copayments or other cost-sharing arrangements) for such indemnified Losses, net of all out-of-pocket costs and expenses reasonably incurred by the Indemnified Party in obtaining such recovery. The Indemnified Parties shall use Commercially Reasonable Efforts to collect any amounts available under third party insurance policies or recoverable from non-Affiliated persons with respect to Losses sustained by such Indemnified Party; provided, however, that the fact that such Indemnified Party asserts a claim under such policies or against such non-Affiliated Persons shall not in any way relieve the Indemnifying Party of its obligation to indemnify, defend and hold harmless the Indemnified Party under the terms of this Article IX and shall not affect such Indemnified Party’s rights under this Article IX in any way except as expressly provided in this Section 9.14(c). If the Indemnified Party receives or any of its Affiliates on behalf of the Indemnified Party receive any amounts under applicable third party insurance policies, or from any non-Affiliated Person alleged to be responsible for any Losses, in satisfaction of any Losses of the Indemnified Party, but subsequent to an indemnification payment by the Indemnifying Party for such Losses of the Indemnified Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment of such Losses previously made to the Indemnified Party by such Indemnifying Party up to the amount previously received by the Indemnified Party or received on its behalf by one of its Affiliates.
ARTICLE X
TAX MATTERS
10.1.    Preparation and Filing of Tax Returns.

(a)    Seller shall prepare or cause to be prepared in a manner consistent with past practice except as required by applicable Laws and file or cause to be filed on a timely basis all Tax Returns of the Company that are required to be filed on or before the Closing Date.
(b)    Purchaser shall prepare or cause to be prepared and file on a timely basis all Tax Returns with respect to the Company which Seller is not required to prepare or file or cause to be prepared and filed under Section 10.1(a). Purchaser shall pay all Taxes attributable to such Tax Returns (irrespective of whether such Taxes relate to transactions or events occurring in the Pre-Closing Tax Period or Post-Closing Tax Period) except to the extent such Taxes shall be payable by Seller pursuant to Section 10.1(d). At Seller’s request and expense, Purchaser shall cooperate in filing one or more amended returns or other requests for, and pursuant to Section 10.2 shall promptly pay over to Seller, any refund of or credit for any Taxes attributable to the Pre-Closing Tax Period to the extent any such refund or credit is allowed by the applicable Laws.
(c)    With respect to any Tax Return required to be filed or caused to be filed by Seller or Purchaser pursuant to Section 10.1(a) or Section 10.1(a) with respect to the Company (such party, the “Filing Party”) and as to which an amount of Tax is allocable to the party that is not the Filing Party (the “Tax Indemnifying Party”) pursuant to Section 10.5, the Filing Party shall provide the Tax Indemnifying Party and its authorized representatives with a copy of such completed Tax Return and a statement certifying and setting forth the calculation of the amount of Tax shown on such Tax Return that is allocable to such Tax Indemnifying Party, together with appropriate supporting information and schedules at least thirty (30) Business Days prior to the due date (including any extension thereof) for the filing of such Tax Return or Consolidated Tax Return (as the case may be), and such Tax Indemnifying Party and its authorized representatives shall have the right to review, comment on and approve (such approval not to be unreasonably withheld, conditioned or delayed) on such Tax Return and statement (as the case may be) prior to the filing of such Tax Return.
(d)    A Tax Indemnifying Party shall pay the Filing Party the amount so allocated to it pursuant to Section 10.5 at least five (5) calendar days before the due date of the Tax Return required to be filed by the Filing Party. If liability under Section 10.5 is in respect of costs or expenses other than Taxes, payment by the Tax Indemnifying Party of any amounts due under Section 10.5 shall be made within five (5) calendar days after the date when the Tax Indemnifying Party has been notified by the Filing Party that the Tax Indemnifying Party has a liability for a determinable amount under this Section 10.1 and Section 10.5 and is provided with calculations and all other materials supporting such liability.
10.2.    Tax Refunds. Rights and benefits relating to any Tax refunds of the Company arising from or relating to any Pre-Closing Tax Periods shall remain with and be for the benefit of Seller, and Purchaser shall pay Seller any Tax refund received by the Company or Purchaser relating to any Pre-Closing Tax Period. Purchaser agrees that it shall not carry back, and shall not cause or permit the Company or any other Affiliate of Purchaser or the Company to carry back, any net operating loss, loss from operations or any other Tax attribute of the Company to any Pre-Closing Tax Period of the Company or Seller or any Affiliate thereof (including, but not limited to, any member of any affiliated, combined or unitary group of which the Company is or was a member).

10.3.    Tax Notice; Tax Controversies. Seller and Purchaser shall provide to each other notice within ten (10) calendar days of receipt of any notice of deficiency, proposed adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim (a “Tax Claim”) in which a Tax Authority makes or proposes to make a Tax adjustment to any Tax period which includes any period up to the Closing Date. Seller shall control any such proceeding to the extent such proceeding relates solely to Pre-Closing Tax Periods of the Company, and Purchaser shall control all other such proceedings, provided that, with respect to any such Tax Claim, the party not controlling the proceeding of such Tax Claim or its representative shall (to the extent permitted by Law) have the right, at its expense, to participate in any such Tax Claim but only to the extent such Tax Claim relates to Taxes for which such non-controlling party would be liable pursuant to this Article X. The Parties agree that they will not settle, compromise or agree to any Tax adjustment which affects or could affect the other party’s Tax liability without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.
10.4.    Cooperation and Controversies. Seller, Purchaser and the Company shall reasonably cooperate, and shall cause their respective Affiliates, agents, auditors, representatives, officers and employees reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and with respect to any Tax Claim, which cooperation shall include but not be limited to (i) providing all relevant information that is available to Purchaser, Seller and/or the Company, as the case may be, with respect to such Tax Claim, (ii) making personnel available at reasonable times, and (iii) preparation of responses to requests for information, provided that the foregoing shall be done in a manner so as to not interfere unreasonably with the conduct of business by Purchaser, Seller or the Company, as the case may be. Neither Seller, the Company nor Purchaser shall dispose of any Company Tax Returns, Tax schedules, Tax work papers or any books or records unless it first offers in writing to the other Party the right to take possession of such materials at such other Party’s sole expense and the other Party fails to accept such offer within fifteen (15) calendar days of the offer being made or if an offer is accepted fails to take possession within thirty (30) calendar days of the date on which the offer is made. Any information obtained under this Section 10.4 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax returns or claims for refund or with respect to any Tax Claim.
10.5.    Tax Indemnities.
(a)    Seller shall be liable for and shall indemnify and hold harmless Purchaser and the Company solely out of the Indemnification Escrow and any Available Reserve from and against any and all Losses, Taxes, and expenses arising out of: (i) any liability for Taxes of the Company for any Pre-Closing Tax Period; (ii) any breach of or inaccuracy in any representation or warranty (without giving effect to any limitation as to materiality or Material Adverse Effect contained therein) made by Seller in Section 5.14 of this Agreement; and (iii) any breach of or failure by Seller to perform any covenant or obligation of Seller set forth in this Article X; provided, however, that Seller shall not be liable for any Losses, Taxes, and expenses to the extent such Losses, Taxes, and expenses were reflected and carried in a specific tax reserve appearing on the Closing

Balance Sheet, which had the effect of reducing the Purchase Price, and the Seller shall be liable only for such Loss, Taxes, and expenses in excess of such reserve.
(b)    In the case of Taxes (other than Transfer Taxes) that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date (“Straddle Taxes”), the portion of any such Tax that is allocable to the Pre-Closing Tax Period (i) in the case of Taxes imposed on a periodic basis or otherwise measured by the level of any item, shall be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period irrespective of the lien or assessment date of such Taxes, and (ii) in the case of Taxes imposed on or measured by income, gross receipts, wages, expenses or other similar periodic measures or imposed on sales, assignments or any other transfers of any property shall be equal to the amount which would be payable if the taxable year ended with the Closing Date (based on an interim closing of the books as of the close of the Closing Date).
(c)    Notwithstanding any other provision in this Agreement to the contrary, to the extent estimated Taxes have been paid by Seller, the Company or any Affiliate of Seller prior to the Closing Date, Seller’s liability for Taxes pursuant to this Agreement shall be reduced by the portion of such estimated Tax payments that relate or are allocable to the Pre-Closing Tax Period to the extent they can be utilized by Company as a credit against its Taxes owed pursuant to any Tax Return of Company filed with Seller or its Affiliates; provided, further, that if such payment of estimated Taxes exceeds Seller’s liability for such Taxes, Purchaser shall promptly pay Seller the amount of such excess.
(d)    Within five (5) days after the Company Audit Decision, Seller and Purchaser shall review the decision and cooperate to reach agreement on the extent, if any, of the Company Audit Losses. If Seller and Purchaser are unable to reach a mutual agreement within thirty (30) days after the Company Audit Decision, the decision shall be submitted to a disinterested, independent certified public accounting firm mutually agreed upon by Seller and Purchaser, whose decision shall be binding on both Parties.
10.6.    Termination of Tax Sharing Agreements. As of the Closing Date, Seller shall cause all Tax allocation, Tax sharing, Tax reimbursement and similar agreements and arrangements between Seller and its Affiliates, on the one hand, and the Company, on the other, to be extinguished and terminated with respect to the Company, and any rights or obligations existing under any such agreement or arrangement (including any obligation of the Company to make any payment of any kind thereunder) shall be extinguished and no longer enforceable.
10.7.    Coordination. Except as provided in Section 5.14 with respect to representations and warranties relating to Tax matters and Section 9.1 and 9.14, notwithstanding any other provision in this Agreement to the contrary, this Article X shall control all matters relating to Taxes and any claims, liabilities, Losses, deficiencies, obligations, costs or expenses, penalties and reasonable attorneys’ fees and disbursements related thereto.

10.8.    Tax Treatment of Payments. Seller, Purchaser and the Company and their respective Affiliates shall treat any and all payments under this Article X or Article IX as an adjustment to the Purchase Price for Tax purposes or as a contribution to capital unless they are required to treat such payment otherwise by applicable Tax Laws.
10.9.    Transfer Taxes. Seller and Purchaser shall each pay 50% of all sales, use, documenting, recording, stamp, transfer or similar taxes (“Transfer Taxes”) applicable to, imposed upon or arising out of the transfer of the Shares to Purchaser and the transactions contemplated by this Agreement.
ARTICLE XI
TERMINATION
11.1.    Events of Termination. This Agreement may be terminated by notice at any time prior to the Closing:
(a)    by the mutual written consent of Purchaser and Seller;
(b)    by Seller (if Seller is not then in material breach of this Agreement) upon any Default of Purchaser not waived by Seller;
(c)    by Purchaser (if Purchaser is not then in material breach of this Agreement) upon any Default of Seller not waived by Purchaser;
(d)    by Purchaser if the satisfaction of any of the conditions to Purchaser’s obligation to close under Section 8.1 will not have been met or will have become impossible to meet on or before May 31, 2016 (other than through the failure of Purchaser to comply with its obligations hereunder); or
(e)    by Seller if the satisfaction of any of the conditions to Seller’s obligation to close under Section 8.2 will not have been met or will have become impossible to meet on or before May 31, 2016 (other than through the failure of Seller to comply with its obligations hereunder).
11.2.    Effect of Termination; Liabilities in Event of Termination. If this Agreement is terminated in accordance with Section 11.1, this Agreement shall become null and void and be of no further force and effect, except (i) that the termination of this Agreement will in no way limit any obligation or liability of any Party based on or arising from a breach or default by such Party prior to such termination with respect to any of its covenants or obligations contained in this Agreement, and (ii) as provided in Section 11.3.
11.3.    Survival. Articles I and XII and Sections 11.2 and 11.3 will survive any termination of this Agreement.
ARTICLE XII
MISCELLANEOUS PROVISIONS

12.1.    Amendment and Modification. This Agreement may be amended, modified and supplemented only by a written agreement executed by each of the Parties.
12.2.    Waiver of Compliance; Consents. Any failure of Seller or Purchaser to comply with any obligation, covenant, agreement or condition herein may be waived in writing by Purchaser or by Seller, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party, such consent shall be given in writing.
12.3.    Notices. Any notice, request, consent or communication under this Agreement shall be effective only if it is in writing and (i) personally delivered, (ii) sent by certified or registered mail, return receipt requested, postage prepaid, (iii) sent by a nationally recognized overnight delivery service, with delivery confirmed, or (iv) sent by facsimile with an original delivered by the method described in (i), (ii) or (iii) above, addressed as follows: prior to Closing, the Company, to:
If to Seller, to:
WRM America Indemnity Holding Company, LLC
c/o Aquiline Capital Partners
535 Madison Avenue – 24th Floor
New York, NY 10024
Fax: (212) 624-6510
Telephone: (212) 624-9507
Attention: Jason Rotman
With a copy (not constituting notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Gregory B. Astrachan
Jeffrey R. Poss
Sean M. Ewen
Facsimile: (212) 728-8111

If to Purchaser, to:
Western World Insurance Company
c/o Validus Holdings, Ltd.
29 Richmond Road
Pembroke, Bermuda HM 08
Attention: General Counsel
Facsimile: 441-278-9009

or such other persons or addresses as shall be furnished in writing by any Party to each of the other Parties. A notice shall be deemed to have been given as of the date when (i) personally delivered, (ii) five (5) calendar days after the date when deposited with the United States mail properly addressed, return receipt requested, (iii) when receipt of a notice sent by an overnight delivery service is confirmed by such overnight delivery service, or (iv) on actual receipt of a facsimile.
12.4.    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the other Parties; provided, however, that Purchaser shall be entitled to assign its rights under this Agreement to any Affiliate.
12.5.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
12.6.    Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
12.7.    Entire Agreement. This Agreement, which term as used throughout includes the exhibits and schedules hereto, embodies the entire agreement and understanding of the Parties in respect of the subject matter contained herein, unless otherwise provided herein. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.
12.8.    Governing Law; Consent to Jurisdiction and Venue. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of New York, without regard to its conflicts of laws rules. Seller and Purchaser hereby irrevocably and unconditionally consent and submit to the personal jurisdiction and venue of any state or federal court sitting in New York, New York, with respect to any action to enforce this Agreement and the transactions contemplated hereby, and Seller and Purchaser expressly consent and submit to and agree that venue is proper in said courts. Seller and Purchaser hereby expressly waive any and all personal rights under applicable Law or in equity to object to the jurisdiction and venue of said courts. The jurisdiction and venue of the courts consented and submitted to and agreed upon in this section are not exclusive, but are cumulative and in addition to the jurisdiction and venue of any other court under any applicable Law or in equity. Process in any action or proceeding may be served on Purchaser or Seller anywhere in the world.
12.9.    Waiver of Right to Jury Trial. EACH OF THE PARTIES WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

12.10.    Partial Invalidity and Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable Laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any term of this Agreement, or part thereof, not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the Parties that the remaining terms hereof, or part thereof, shall constitute their agreement with respect to the subject matter hereof and all such remaining terms, or parts thereof, shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision that will implement the commercial purpose of the illegal, invalid or unenforceable provision.
12.11.    Expenses. Except as otherwise provided herein, all expenses incurred by Purchaser in connection with the negotiations among the Parties, and the authorization, preparation, execution and performance of this Agreement and the transactions contemplated hereby shall be paid by Purchaser. Except as otherwise provided herein, all expenses incurred by Seller and the Company in connection with the negotiations among the Parties, and the authorization, preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby shall be paid by Seller.
12.12.    Cooperation. The Parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations hereunder, and all Parties shall use Commercially Reasonable Efforts to consummate the transactions contemplated herein and to fulfill their obligations hereunder. From time to time and at any time, at Purchaser’s request, whether on or after the Closing Date, and without further consideration, Seller shall execute and deliver such further documents and instruments of conveyance, assignment, and transfer and shall take such further reasonable actions as may be necessary or desirable, in the reasonable opinion of Purchaser, to further vest title of the Shares to Purchaser.
12.13.    Remedies Cumulative; Specific Performance. The rights and remedies of the Parties shall be cumulative (and not alternative). The Parties agree that, in the event of any breach or threatened breach by any Party of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other Party, such other Party shall be entitled to seek, in addition to any other remedy that may be available to it under this Agreement, (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction restraining such breach or threatened breach; provided, however, nothing herein shall otherwise relieve any Party hereunder from meeting the applicable statutory or common Law requirements for obtaining specific performance or an injunction.
12.14.    Exhibits and Disclosure Schedule. The Disclosure Schedule and all exhibits and documents expressly incorporated into this Agreement are hereby incorporated into this Agreement and made a part hereof as if set out in full in this Agreement. Any matter set forth on the Disclosure Schedules shall be deemed set forth on all other Disclosure Schedules to the extent it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other Disclosure

Schedule. The specification of any dollar amount in the representations or warranties contained in this Agreement is not intended to imply that such amounts, or higher or lower amounts or other items, are or are not material, and no party hereto shall use the fact of the setting of such amounts in any dispute or controversy as to whether any obligation, item or matter not described herein or included in a schedule is or is not material for purposes of this Agreement. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedule shall not (a) be used as a basis for interpreting the terms “material”, “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the ordinary course of business, (c) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, or (d) constitute, or be deemed to constitute, an admission to any third party. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.
12.15.    Parties in Interest. Except as expressly provided in Article IX with respect to the rights of Indemnified Parties, who shall be intended third party beneficiaries of the indemnification obligations set forth in Article IX, there are no third party beneficiaries to this Agreement and none of the provisions of this Agreement are intended to provide any rights or remedies to any Person other than the Parties and their respective successors and permitted assigns.
12.16.    Dissolution of Seller. The parties hereto acknowledge and agree that, after Closing, Seller may be liquidated and formally dissolved. To the extent the Seller is liquidated and formally dissolved prior to the time all of the covenants and agreements of Seller have terminated in accordance with Section 9.1, the Seller shall be required to, prior to such liquidation and dissolution, cause Teiva Securityholders Representative, LLC to assume all of the Seller’s obligations under this Agreement and, in connection therewith, Teiva Securityholders Representative, LLC shall be assigned all of Seller’s rights hereunder.
12.17.     Representative Account. Representative hereby represents to Purchaser that, as of the date hereof, it holds $4,303,953.92 in its bank account, of which $1,246,517.00 will be deposited with the Company on or prior to the Closing. Representative hereby agrees that it will not distribute any of the balance of $3,057,436.92 (the “Reserved Funds”) prior to Company Audit Completion other than pursuant to a valid claim brought by Brown & Brown, Inc. pursuant to that certain Agreement and Plan of Merger, dated as of January 15, 2014 (the “Merger Agreement”), by and among The Wright Insurance Group, LLC, Brown & Brown, Inc. (“B&B”), Brown & Brown Acquisition Group, LLC and Representative or the related Securityholders Side Letter (as such term is defined in the Merger Agreement) (each, a “B&B Claim”). In the event that, as of Company Audit Completion, any Reserved Funds remain in Representative’s bank account that are not subject to a pending B&B Claim, such amount shall be an “Available Reserve” against which Purchaser shall be entitled to recovery for any Company Tax Losses incurred by the Purchaser Indemnitees pursuant to Article X that are not otherwise satisfied from the Tax Holdback; provided that, if as of Company Audit Completion there are no such Company Tax Losses that are not otherwise satisfied from the Tax Holdback, Representative shall be entitled to immediately distribute the Available Reserve and Purchaser shall no longer have any rights hereunder against the Available Reserve.

12.18.     Additional Tax Indemnity.
(a)    Subject to the limitations set forth in this Agreement, from and after the Closing, each Securityholder shall severally indemnify and hold harmless the Purchaser Indemnitees from and against any and all Company Tax Losses that are not otherwise satisfied from the Tax Holdback or the Available Reserve (any such Losses, “Covered Losses”). Each Securityholder’s several indemnification obligation set forth in this Section 12.18(a) with respect to any Covered Losses shall equal (i) the aggregate amount of such Covered Losses multiplied by (ii) the percentage set forth opposite the name of such Securityholder on Annex A hereto (each, a “Pro Rata Share”), provided that the aggregate amount of Covered Losses under this Section 12.18(a) shall in no event exceed the Cap. For the avoidance of doubt, no Securityholder shall be liable for any Company Tax Losses in excess of its Pro Rata Share multiplied by the difference between (i) the Purchase Price less (ii) any amounts previously paid by Seller or the Securityholders pursuant to Article IX, Article X, Section 12.17 or this Section 12.18.
(b)    In the event that, from and after the Closing, the Company suffers or incurs any Losses by reason of any Tax Matter (as defined below) for which B&B has indemnification rights under the Merger Agreement or the related Securityholders Side Letter (as such term is defined in the Merger Agreement), each Securityholder shall severally indemnify and hold harmless the Purchaser for such Losses on the same terms and conditions as would apply to B&B under the Securityholders Side Letter, without duplication of any payments that may be made to B&B for the same matter. For the avoidance of doubt, the Securityholders Side Letter provides that indemnification claims for Tax Matters must be brought by November 21, 2016 (i.e., the 30-month anniversary of the closing under the Merger Agreement).
(c)    “Tax Matter” means (i) any breach of representations and warranties set forth in Section 3.08 of the Merger Agreement (Tax Matters) or (ii) unpaid Taxes of the Group Companies (including, for the avoidance of doubt, any and all unpaid Taxes of any Person imposed on any Group Company as a successor or a member of an Affiliated Group, as a transferee or successor, by Contract or otherwise) due and owing for any taxable period or portion thereof ending on or prior to the Closing Date. For purposes of this Section 12.18(c), capitalized terms shall have the meanings ascribed to such terms in the Merger Agreement.
(d)    This Section 12.18 shall automatically expire and terminate on November 21, 2016 and any claim for indemnification under this Section 12.18 shall be made in accordance with this Agreement on or before such date; provided, however, that any claim that has been asserted prior to such date shall survive until the resolution of such claim.

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IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed by their duly authorized agents as of the day and year first above written.

WRM AMERICA INDEMNITY HOLDING COMPANY, LLC

By: Aquiline Financial Services Fund L.P., its managing member

By: Aquiline Capital Partners GP LLC
            /s/ Christopher E. Watson
By:
                 Christopher E. Watson
Name: ____________________________________
                  Senior Principal
Title: _____________________________________

WESTERN WORLD INSURANCE COMPANY

             /s/ Robert Kuzloski

By:
             Robert Kuzloski
Name: ____________________________________
              Director
Title: _____________________________________

Solely for purposes of Section 12.17 and 12.18:

TEIVA SECURITYHOLDERS REPRESENTATIVE LLC

By: Aquiline Holdings, LLC, its managing member
/s/ Christopher E. Watson
By:
Christopher E. Watson
Name: ____________________________________
Senior Principal
Title: _____________________________________

Solely for purposes of Section 12.18
The Securityholders identified on Annex A
By Aquiline Financial Services Fund L.P., the managing member of the Seller, acting as Attorney-in-Fact pursuant to Section 13(b) of the Seller’s limited liability company agreement
AQUILINE FINANCIAL SERVICES FUND L.P.
By: Aquiline Capital Partners GP LLC
/s/ Christopher E. Watson
By: ____________________________
Name: Christopher E. Watson
Title: Senior Principal

Annex A
Refer to Exhibit A (Capitalization) of the Amended and Restated Limited Liability Company Agreement of WRM America Indemnity Holding Company, LLC as in effect on the Closing Date, which shows the percentage ownership of each Securityholder (the aggregate of all Securityholders will equal 100%).